OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Centex Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Timothy R. Eller	Centex Corporation
Chairman & Chief	2728 N. Harwood
Executive Officer	Dallas, Texas 75201
June 12, 2006
Dear Stockholders:
It is my pleasure to invite you to Centex Corporation’s 2006 Annual Meeting of Stockholders. We will hold the meeting on Thursday, July 13, 2006, at 9:00 a.m., in the auditorium at the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas. During the meeting we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.
This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Centex in addition to describing the business we will conduct at the meeting.
We hope that you will be able to attend the annual meeting. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return in the prepaid envelope; or vote in person at the meeting.
Sincerely,

HOW TO VOTE
Your vote is important. Please sign and return the enclosed
proxy card in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote by telephone or over the Internet. Please refer to the proxy card and other voting instructions included with these proxy materials for more information on the voting methods available to you. If you vote your proxy over the Internet or by telephone, you do NOT
need to mail back your proxy card.
PRINTING AND MAILING COSTS
Centex Corporation bears the cost of printing and mailing the
Centex Annual Report and proxy statement to its stockholders.
To help us reduce costs, stockholders at the same address can choose to receive only one set of future proxy materials, or you may choose to receive future proxy materials by e-mail by
enrolling at www.melloninvestor.com/ISD.

CENTEX CORPORATION
2728 N. Harwood
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time, on Thursday, July 13, 2006.

PLACE	The Auditorium of the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

ITEMS OF BUSINESS	• To elect four members of the Board of Directors, each for a term of three years ending at the Annual Meeting of Stockholders in 2009.

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year.

• To consider two stockholder proposals, if presented at the meeting.

• To transact such other business as may properly come before the meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record on May 25, 2006.

ANNUAL REPORT	Our 2006 Annual Report to Stockholders is enclosed with these materials as a separate booklet.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or voting instruction card. Most stockholders also have the option of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

June 12, 2006	James R. Peacock III
Vice President, Deputy General
Counsel and Secretary

■ To be voted on at the meeting

 i

CENTEX CORPORATION
PROXY STATEMENT

INTRODUCTION
     The accompanying proxy, mailed with this proxy statement, is solicited by the board of directors of Centex Corporation, a Nevada corporation, for use at the annual meeting of Centex stockholders to be held on July 13, 2006, and at any adjournments or postponements. The mailing address of Centex’s executive offices is 2728 N. Harwood, Dallas, Texas 75201. This proxy statement and accompanying proxy are being mailed to stockholders on or about June 12, 2006.
Purposes of the Annual Meeting
     At the meeting, stockholders will vote on:
(1)	Election of four directors, comprising a class of directors to serve until the 2009 annual meeting of stockholders;

(2)	Ratification of the selection of Ernst & Young LLP as Centex’s independent registered public accounting firm for fiscal year 2007;

(3)	Two stockholder proposals set forth at pages 40 through 44 of this proxy statement; and

(4)	Any other business properly brought before the meeting.
Our board of directors does not know of any matters that may be acted on at the meeting other than the matters described in items (1) through (3).
Recommendation of the Board
     Our board recommends a vote FOR the election of the four nominees for director named in the accompanying proxy, a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007 and a vote AGAINST the stockholder proposals.
ABOUT THE MEETING
Who Can Vote
     Stockholders of record at the close of business on May 25, 2006 may vote at the annual meeting. On that date, the issued and outstanding capital stock of Centex entitled to vote at the meeting consisted of 120,134,771 shares of common stock, par value $.25 per share. Each holder of common stock will be entitled to one vote per share on the election of directors, on the ratification of the appointment of our independent registered public accounting firm, on the stockholder proposals and on any other matters properly brought before the meeting. There is no cumulative voting.
How You Can Vote
     You can vote your shares at the meeting by voting and submitting the accompanying proxy by telephone, over the Internet, or by completing, signing, dating and returning the proxy in the enclosed envelope.
How Proxies Will be Voted
     Shares represented by valid proxies received by telephone, over the Internet or by mail will be voted at the meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted FOR the election of the four nominees for director named in the proxy, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007, and AGAINST the stockholder proposals.
     Our board does not intend to present, and has no information that others will present, any business at the meeting other than set forth in the attached notice of the meeting. However, if other matters requiring your vote come before the meeting, the persons named in the accompanying proxy intend to vote the proxies held by them in accordance with their best judgment on such matters.
How to Revoke Your Proxy
     You have the unconditional right to revoke your proxy at any time before the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to James R. Peacock III, Secretary, Centex Corporation, 2728 N. Harwood, Dallas, Texas 75201. The revocation will not be effective, however, unless we receive it at or before the meeting. Attending the meeting does not revoke your proxy.
Quorum and Required Vote
     We need a quorum to hold the annual meeting. There is a quorum when the holders of a majority of the total number of shares of Centex common stock entitled to vote at the meeting are present in person or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner is present at the meeting but does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
     Under New York Stock Exchange rules, if you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors, the ratification of Ernst & Young LLP as our independent registered public accounting firm and the stockholder proposals even if the record holder does not receive voting instructions from you.
     The four nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. “Withheld” votes will be excluded entirely from the vote and will have no effect on the outcome, except that if a director receives more “withheld” votes in the election than “for” votes, that director must submit his or her resignation as required by the director resignation policy included in our corporate governance guidelines, which is described on page 17.
     The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the stockholder proposals will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal. Abstentions and, if applicable, broker non-votes, will not affect the outcome.
Delivery of Proxy Statements and Annual Reports
     We have adopted a “householding” procedure approved by the Securities and Exchange Commission, which we refer to as the SEC. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our notice of annual meeting, proxy statement and annual report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
     Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.
     If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the notice of annual meeting, proxy statement and annual report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Mellon Investor Services LLC, at P.O. Box 3315, South Hackensack, New Jersey 07606 or by telephone at 1-800-852-0813.
     If you participate in householding and wish to receive a separate copy of this notice of annual meeting, proxy statement and 2006 annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Mellon Investor Services as indicated above. Beneficial owners can request information about householding from their banks, brokers or other holders of record.
Expenses of Soliciting Proxies
     We will bear the cost of soliciting proxies for the meeting. Solicitation may be made by mail, personal interview, telephone or other electronic means by our officers and employees, who will receive no additional compensation for soliciting proxies. We have retained the firm of Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. Georgeson will receive a fee of approximately $8,500, plus out-of-pocket expenses, for its services. Georgeson will also receive a fee of $5 for each telephone call it makes soliciting a proxy. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners.

STOCK OWNERSHIP
Management
     We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of Centex common stock as of May 25, 2006, the record date for the annual meeting, by (a) each of our directors and nominees for election, (b) each of the named executive officers listed in the Summary Compensation Table on page 30 and (c) all our directors, nominees and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the owner has sole voting and investment power with respect to the shares.

		Amount and Nature of Beneficial Ownership (1)
		Common
		Stock
		Beneficially			Deferred
		Owned,	Stock		Stock
		Excluding	Options		Units
		Options,	Exercisable		Vested	Total
		Restricted	Within 60		Within 60	Common
		Stock and	Days of		Days of	Stock
		Stock	Record	Restricted	Record	Beneficially	Percent
Name	Position	Units (2)	Date (3)	Stock (4)	Date (5)	Owned (6)	of Class
Barbara T. Alexander	Director	35,090	49,971	4,316	-	89,377	*
Dan W. Cook III	Director	4,000	123,848	6,316	-	134,164	*
Leldon E. Echols	Executive Vice	46,311	758,565	42,672	-	847,548	*
	President and Chief
	Financial Officer
Juan L. Elek	Director	-	16,703	6,316	-	23,019	*
Timothy R. Eller	Chairman of the	295,133	2,469,230	177,058	69,626	3,011,047	2.5%
	Board, Chief
	Executive Officer
	and Director (7)
Thomas J. Falk	Director	4,000	6,300	4,316	-	14,616	*
Ursula O. Fairbairn	Director	1,000	-	1,316	-	2,316	*
Andrew J. Hannigan	Co-President of	176,655	1,234,429	-	206,856	1,617,940	1.3%
	Centex Homes (8)
Clint W. Murchison, III	Director	75,620	161,542	6,316	-	243,478	*
Frederic M. Poses	Director	-	16,623	6,316	-	22,939	*
James J. Postl	Director	-	4,260	2,816	-	7,076	*
David W. Quinn	Director	49,235	293,505	4,316	-	347,056	*
Matthew K. Rose	Director Nominee	-	-	-	-	-	*
Thomas M. Schoewe	Director	7,127	12,203	4,316	-	23,646	*
Robert S. Stewart	Senior Vice	38,091	283,348	15,986	-	337,425	*
	President -
	Strategy and
	Corporate
	Development
Jonathan R. Wheeler	Vice President -	824	72,437	5,431	36,234	114,926	*
	Organization
	Development
All directors, nominees and executive officers as a group (19 persons)		750,363	6,068,196	293,300	342,234	7,454,093	5.91%
* Less than 1%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, pursuant to which a person is deemed to have “beneficial ownership” of shares of Centex common stock as to which such person has or shares the power to vote or dispose of such shares, or has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Centex common stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The amounts shown in this column include the following shares of Centex common stock: (a) shares held for the accounts of such individuals in the Centex Common Stock Fund under our Profit Sharing and Retirement Plan, which we refer to as the Profit Sharing Plan, as follows: Mr. Eller — 12,389 shares; Mr. Hannigan — 18,075 shares; and Mr. Wheeler — 824 shares; and all directors and executive officers as a group — 34,331 shares; and (b) shares held by certain family limited partnerships as to which such individuals have or share voting or investment power, as follows: Mr. Eller — 164,800 shares; Mr. Falk — 4,000 shares; Mr. Hannigan — 157,840; Mr. Murchison — 75,620; and all directors and executive officers as a group — 402,260 shares.
(3)	The amounts shown in this column consist of shares of Centex common stock that may be acquired by such individuals pursuant to the exercise of stock options granted to them under our 1987 Stock Option Plan or 2001 Stock Plan and exercisable on May 25, 2006 or within 60 days thereafter.
(4)	The amounts shown in this column consist of shares of restricted Centex common stock held by such individuals, and vest over time according to the schedule set forth in the restricted stock award. The restricted stock is subject to forfeiture and may not be sold or transferred during the vesting period. Holders of shares of restricted stock have the right to vote and receive dividends on the shares.
(5)	The amounts shown is this column consist of shares of Centex common stock that such officers have the right to receive upon payout of deferred stock units held by them that were vested on May 25, 2006 or will vest within 60 days thereafter. The deferred stock units were awarded to Mr. Eller under our Long Term Incentive Plan, which we refer to as the LTIP, and were awarded to Mr. Hannigan and Mr. Wheeler under our 2003 Equity Incentive Plan. The stock units vest over time according to the schedule set forth in the stock unit award agreement. These awards are described in more detail in the Summary Compensation Table. The amount shown for the directors and executive officers as a group also includes 29,518 shares of Centex common stock that two other executive officers have the right to receive upon payout of deferred stock units. Holders of stock units do not have the right to vote or receive dividends on the shares until vested units are converted into shares.
(6)	Includes all common stock, options, restricted stock and deferred stock units beneficially owned by the named person.

(7)	Mr. Eller also serves as president and chief operating officer of Centex.
(8)	Mr. Hannigan also serves as co-president and co-chief operating officer of Centex Real Estate Corporation, the managing general partner of Centex Homes, our home building subsidiary.

Principal Stockholders
     The following table sets forth information regarding the only persons we know of who beneficially own more than five percent of our common stock.

	Common Stock Beneficially Owned
Name and Address	Number of Shares	Percent of Class
Legg Mason Capital Management, Inc.; Legg Masons Fund Management, Inc.; and LMM, LLC (collectively “Legg Mason,” filing as a group) (1)	14,026,603	11.68%
100 Light Street
Baltimore, MD 21202

Neuberger Berman Inc. (2)	8,258,542	6.87%
605 Third Ave.
New York, NY 10158

Jeffrey L. Gendell, individually and as managing member of Tontine Management, L.L.C., general partner of Tontine Partners, L.P., and as managing member of Tontine Overseas Associates, L.L.C.(3)	6,816,438	5.67%
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
(1)	Based solely on information contained in a Schedule 13G filed by Legg Mason with the SEC on April 10, 2006 with respect to shares of Centex common stock beneficially owned as of March 31, 2006, but calculating the percentage shown by dividing the number of such shares of Centex common stock by the total number of shares of Centex common stock issued and outstanding on May 25, 2006. The Schedule 13G discloses that the reporting entities, taken as a whole, have both shared voting power and shared dispositive power as to 14,026,603 shares.
(2)	Based solely on information contained in a Schedule 13G/A filed by Neuberger Berman Inc. with the SEC on February 15, 2006 with respect to shares of Centex common stock beneficially owned as of December 31, 2005, but calculating the percentage shown by dividing the number of such shares of Centex common stock by the total number of shares of Centex common stock outstanding on May 25, 2006. According to the Schedule 13G, such number includes sole voting power as to 3,892,652 shares, shared voting power as to 2,453,200 shares and shared power to dispose or direct the disposition of 8,258,542 shares. Neuberger Berman, LLC and Neuberger Management Inc. are deemed to be beneficial owners of 2,453,200 shares since they both have shared power to make decisions whether to retain or dispose and vote the securities. Neuberger Berman, LLC and Neuberger Berman Inc. serve as a sub-advisor and investment manager, respectively, of various Neuberger mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor the effect of changing or influencing the control of the issuer.
(3)	Based solely on information contained in a Schedule 13G filed with the SEC on March 3, 2006, with respect to shares of Centex common stock owned as of March 3, 2006, but calculating the percentage shown by dividing the number of such shares of Centex common stock by the total number of shares of Centex common stock outstanding on May 25, 2006. According to the Schedule 13G, Jeffrey L. Gendell had sole voting power over 378,200 shares, shared voting power over 6,438,238 shares, sole dispositive power over 378,200 shares, and shared dispositive power over 6,438,238 shares; Tontine Management, L.L.C. had sole voting power over no shares and shared dispositive power over 4,156,395 shares, sole dispositive power over no shares and shared dispositive power over 4,156,395 shares; Tontine Partners, L.P. had sole voting power over no shares, shared voting power over 4,156,395 shares, sole dispositive power over no shares and shared dispositive power over 4,156,395 shares; and Tontine Overseas Associates, L.L.C. had sole voting power over no shares, shared voting power over 2,281,843 shares, sole dispositive power over no shares and shared dispositive power over 2,281,843 shares.

ELECTION OF DIRECTORS AND RELATED MATTERS

     Our board of directors currently consists of eleven members, and is divided into three classes. The directors in each class hold office for staggered terms of three years each. Each class of directors is to consist, as nearly as possible, of one-third of the total number of directors constituting the board. There are presently four directors in the class whose term expires at the upcoming annual meeting of stockholders, three directors in the class whose term expires at the 2007 annual meeting of stockholders and four directors in the class whose term expires at the 2008 annual meeting. Each director holds office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
     At the upcoming annual meeting, you will be asked to consider for election as directors Ursula O. Fairbairn, Thomas J. Falk, Matthew K. Rose and Thomas M. Schoewe, each to hold office for a term ending at the 2009 annual meeting of stockholders. Mr. Rose is a new director nominee who will replace Dan W. Cook III (who has reached retirement). Additional information concerning the nominees is included on pages 10-11.
     Each of these persons has been nominated for service as a director by the corporate governance and nominating committee of our board after consideration of the criteria described under “How the Director Nomination Process Works at Centex” on pages 18-19. Unless other instructions are indicated on a proxy, shares represented by all valid proxies received will be voted for the election of the four nominees for director or, if any of the nominees becomes unavailable (which we do not anticipate), for such substitute nominees as our board designates. A plurality of votes cast at the annual meeting, in person or by proxy, is required to elect the nominees. Our board recommends that you vote FOR the election of the nominees.
     The respective nominees and directors have furnished to us the biographical information appearing below.
     The New York Stock Exchange requires listed companies to have a majority of independent directors. Each year the board affirmatively determines whether a director has any material relationship with the company that could impact his or her independence. Earlier this year, the board adopted categorical standards to assist it in making these independence determinations. Those standards are contained in our corporate governance guidelines, which are set forth on Annex 1, and which are published on our web site at http://ir.centex.com/governance.cfm, and conform to, or are more exacting than, the independence requirements of the Securities Exchange Act of 1934, the rules adopted by the SEC and the corporate governance and other listing standards of the New York Stock Exchange.
     The categorical standards provide that any director of Centex who satisfies all of the following criteria and otherwise has no material relationship with Centex shall be determined to be an independent director:
     (a) the director is not, and in the past three years has not been, an employee of Centex;
     (b) an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Centex;
     (c) (i) neither the director nor a member of the director’s immediate family is a current partner of Centex’s outside auditing firm; (ii) the director is not a current employee of Centex’s outside auditing firm; (iii) no member of the director’s immediate family is a current employee of Centex’s outside auditing firm participating in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; and (iv) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of Centex’s outside auditing firm and personally worked on Centex’s audit within that time;
     (d) neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of Centex served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

     (e) neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation payments from Centex in excess of $100,000, other than compensation for board service, compensation received by the director’s immediate family member for service as a non-executive employee Centex, and pension or other forms of deferred compensation for prior service;
     (f) the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from Centex, or during any of the last three fiscal years has made payments to or received payments from Centex, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;
     (g) the director is not an executive officer of a non-profit organization to which Centex makes or in the past three fiscal years has made, payments (including contributions) that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;
     (h) the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which Centex was indebted at the end of Centex’s last full fiscal year in an aggregate amount in excess of 2% of Centex’s total consolidated assets at the end of such fiscal year;
     (i) the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that Centex has retained during the last fiscal year or proposes to retain during the current fiscal year; and
     (j) the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for Centex, other than as a participating underwriter in a syndicate, during the last fiscal year or that Centex proposes to have perform services during the current fiscal year.
     The board may determine that a director nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (g) through (j) above as long as the board determines that such person is independent of management and free from any relationship that in the judgment of the board would interfere with such person’s independent judgment as a member of the board and the basis for such determination is disclosed in Centex’s annual proxy statement.
     Our board has reviewed information regarding each director and its relationships, if any, with Centex. Based on its review, our board has determined that nine members of the board and our new director nominee have either no relationship with Centex or relationships that qualify as categorically immaterial under the standards described above. The other two directors, who are present or former executives of Centex, have relationships that currently do not qualify as categorically immaterial. Therefore, our board of directors has determined, upon the recommendation of the corporate governance and nominating committee, that all members of the board (including the nominees for election), other than Timothy R. Eller and David W. Quinn, the two members who are present or former executive officers of Centex, are “independent.”

Proposal No. 1 — Nominees for Election as Directors — Term expiring in 2009

Ursula O. Fairbairn President and Chief Executive Officer of Fairbairn Group LLC Age 63 Director since July 2005	Ms. Fairbairn is president and chief executive officer of Fairbairn Group LLC (a human resources and executive management consulting company), a position she has held since April 2005. She served as executive vice president, human resources and quality of American Express Company (a diversified global travel and financial services company), a position she held from December 1996 until her retirement in April 2005. Ms. Fairbairn also serves as a director of Air Products and Chemicals, Inc., Sunoco, Inc., VF Corporation and Circuit City Stores, Inc.

Thomas J. Falk Chairman of the Board and Chief Executive Officer of Kimberly-Clark Corporation Age 48 Director since May 2003	Mr. Falk is chairman of the board and chief executive officer of Kimberly-Clark Corporation, having been elected chairman in 2003 and chief executive officer in 2002. Mr. Falk served as president of Kimberly-Clark from 1999 until his election as chairman in 2003, and served as chief operating officer of that company from 1999 until his election as chief executive officer in 2002. Mr. Falk previously had been elected group president-global tissue, pulp and paper of Kimberly-Clark in 1998, where he was responsible for Kimberly-Clark’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for Kimberly-Clark’s North American infant care, child care and wet wipes businesses. Mr. Falk joined Kimberly-Clark in 1983 and has held other senior management positions in that company. Mr. Falk also serves on the board of directors of the University of Wisconsin Foundation and the Grocery Manufacturers of America, and as a governor of the Boys & Girls Clubs of America.

Matthew K. Rose Chairman, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation Age 46 Nominee for Election as Director	Mr. Rose is chairman, president and chief executive officer of Burlington Northern Santa Fe Corporation, positions he has held since March 2002. Previously, Mr. Rose held the following positions at Burlington Northern or its predecessors: president and chief executive officer (December 2000 to March 2002); president and chief operating officer (June 1999 to December 2000); and senior vice president and chief operations officer (August 1997 to June 1999). Mr. Rose also serves as a director of AMR Corporation.

Thomas M. Schoewe Executive Vice President and Chief Financial Officer of Wal-Mart Stores, Inc. Age 53 Director since October 2001	Mr. Schoewe is the executive vice president and chief financial officer of Wal-Mart Stores, Inc., where he has served since January 2000. Prior to joining Wal-Mart Stores, Mr. Schoewe spent 14 years at Black and Decker Corp., most recently as senior vice president and chief financial officer. Previously, he had a 12-year career with Beatrice Companies, where he was chief financial officer and controller of Beatrice Consumer Durables, Inc. A native of the Chicago area, Mr. Schoewe is a graduate of Loyola University of Chicago, where he earned a BBA degree in finance. He also attended the University of Chicago’s executive MBA program and is a member of the Financial Executives Institute.

Continuing Directors — Term expiring in 2008

Barbara T. Alexander Independent Consultant Age 57 Director since July 1999	From October 1999 until January 20, 2004, Ms. Alexander served as a senior advisor of UBS Securities and its predecessors, which we refer to as UBS. Before that time, beginning in January 1992, she served as a managing director of UBS, where she managed the Construction and Furnishings Group (North America) in the corporate finance department. Prior to joining UBS, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past chairman of the board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander also serves as a director of Harrah’s Entertainment, Inc., Federal Home Loan Mortgage Corporation (Freddie Mac), and HomeAid America.

Juan L. Elek Founder and Co-chairman of Elek, Moreno Valle y Asociados Age 62 Director since February 1995	Mr. Elek is founder and co-chairman of the Mexican investment-banking firm of Elek, Moreno Valle y Asociados, where he has served since 1984. From 1978 through 1984, Mr. Elek held various positions with Banamex Financial Group, including adjoining managing director and head of international banking. Mr. Elek is currently a member of the board of trustees of Southern Methodist University.

Timothy R. Eller Chairman of the Board, Chief Executive Officer, President Age 57 Director since July 2002	Mr. Eller joined Centex Homes’ Illinois operations in 1973 and was named project manager for the Illinois division in 1975. He became vice president of the Minnesota division in 1977 and the division’s president in 1981. He was named an executive vice president of Centex Real Estate Corporation in 1985 and elected as that company’s president and chief operating officer in January 1990. In July 1991, he was named president and chief executive officer of Centex Homes and assumed the position as chairman of Centex Homes in April 1998, serving through April 2003, and beginning again in April 2006. In August 1998, Mr. Eller was named executive vice president of Centex, serving until April 2002 when he became Centex’s president and chief operating officer. He assumed the additional roles of chairman and chief executive officer of Centex in April 2004.

James J. Postl Retired as President and Chief Executive Officer of Pennzoil-Quaker State Company Age 60 Director since July 2004	Mr. Postl retired as president and chief executive officer of Pennzoil-Quaker State Company, following its acquisition by Shell Products U.S. in October 2002. He joined Pennzoil in October 1998, prior to the formation of Pennzoil-Quaker State Company. He was named president and chief operating officer and was elected to the board of directors when the new company was formed in December 1998. In May 2000, he was named president and chief executive officer. Prior to joining Pennzoil-Quaker, he served as president of Nabisco Biscuit Company from 1996 and was president and chief executive officer of Nabisco International from 1994 to 1996. Prior to joining Nabisco, Mr. Postl held a variety of management positions with PepsiCo, Inc. over a 19-year period. Mr. Postl serves as a director of Cooper Industries Inc. He is also active in the community, as the past chairman of the board of the Houston Division of the American Heart Association, and serves on the state board of the American Heart Association. Additionally, he serves on the Council of Overseers for the Jesse H. Jones Graduate School of Management at Rice University, and on the boards of the Houston Area Women’s Center, the Society for the Performing Arts and United Way of the Texas Gulf Coast. He was the 2005-2006 Chair for the United Way Campaign and the Hurricane Relief Fund.

Continuing Directors — Term expiring in 2007

Clint W. Murchison, III Private Investments Age 59 Director since February 1979	Mr. Murchison is chairman of Tecon Corporation, which is engaged in private real estate development and other investment activities. He is also chairman of Bankers Trust Company of Texas, a private trust company. He is chairman of the investment committee of RPM Metropolitan Fund, which invests in private partnerships across a broad range of asset classes. Mr. Murchison is a trustee of the Boys & Girls Clubs of America.

Frederic M. Poses Chairman and Chief Executive Officer of American Standard Companies Inc. Age 63 Director since July 2001	Mr. Poses has been chairman and chief executive officer of American Standard Companies Inc. since January 2000 and has served as a director of that company since October 1999. Before that time, beginning in 1998, he was president and chief operating officer of Allied Signal, Inc., where he had spent his entire 30-year business career, starting as a financial analyst in 1969 and serving in various other capacities, including president of the Engineered Materials business beginning in 1988. He was a director of Allied Signal, Inc. from 1997 until October 1999. Mr. Poses also serves as a director of Raytheon Company.

David W. Quinn Retired as Vice Chairman of Centex Age 64 Director since July 1989	Mr. Quinn retired as vice chairman of our board and an employee of Centex on March 31, 2002. Mr. Quinn was elected vice chairman of the board in May 1996 and was our chief financial officer from February 1987 until June 1997 and from October 1997 through May 2000. Mr. Quinn served as executive vice president of Centex from February 1987 until his election as vice chairman of the board. Mr. Quinn is also a director of Eagle Materials Inc. (formerly known as Centex Construction Products, Inc.).

Board and Committee Membership

Board and Committee Membership
     Our business, property and affairs are managed under the direction of our board of directors. Members of our board are kept informed of our business through discussions with our chairman and chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the board and its committees.
     In accordance with our corporate governance guidelines, all board members are expected to attend our annual meetings of stockholders and our board and committee meetings, unless an emergency prevents them from doing so. At our 2005 Annual Meeting, all directors who were serving at the time were present.
     During fiscal 2006, the board of directors had four standing committees. Those committees consisted of an audit committee, a corporate governance and nominating committee, which we sometimes referred to as the governance committee, a compensation and management development committee, which we sometimes referred as to the compensation committee, and an executive committee. The board held nine meetings during fiscal 2006. Each of our incumbent directors attended at least 75 percent of the regularly scheduled meetings of the board and board committees on which they served in fiscal 2006.
     The table below provides membership and meeting information for each of the board committees during fiscal 2006.

Name	Audit		Corporate Governance		Compensation		Executive
Ms. Alexander			X
Mr. Cook			X
Mr. Elek			X	*
Mr. Eller							X	*
Ms. Fairbairn					X
Mr. Falk	X	*
Mr. Murchison	X
Mr. Poses**	X		X				X
Mr. Postl					X
Mr. Quinn							X
Mr. Schoewe					X	*
* Chair ** Lead Director
Number of Meetings	8		6		6		4
Board Committees

Board Committees
     Brief descriptions of the committees of the board and their principal functions are set forth below. The descriptions below are qualified in their entirety by the full text of the charters of the committees. These charters were adopted by our board and are available on our web site at http://ir.centex.com/governance.cfm or in print upon request to our secretary at the address listed on page 45 under “Form 10-K.” The board has determined that each member of the audit committee, the governance committee and the compensation committee is independent in accordance with the standards of director independence established under our corporate governance guidelines.
     In addition, the board has determined that two of the members of the audit committee — Mr. Falk and Mr. Poses — are “audit committee financial experts” as that term is defined in applicable SEC rules, and all of the members of the audit committee have “accounting or related financial management expertise” in satisfaction of the applicable audit committee requirements of the New York Stock Exchange listing standards. However, the members of the audit committee are not auditors or accountants for the company, do not perform field work and are not employees of the company. The SEC’s safe harbor relating to audit committee financial experts states that a person designated or identified as an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended. In addition, that designation or identification does not impose on such persons any duties, obligations or liability that are greater than that imposed on such persons as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.
Audit Committee
     According to its charter, the audit committee assists the board in its general oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence, and performance, and (4) the performance of our internal audit function.
     The following are certain key responsibilities of the committee:
•	selection, appointment, compensation, evaluation, retention and oversight of the work of any independent auditors engaged to prepare or issue an audit report or related work or perform other audit, review or attest services for us, including pre-approval of all audit engagement fees and all non-audit services;
•	establishment of procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•	discussion of our annual audited financial statements and quarterly financial statements and other significant financial disclosures (including press releases and financial information and earnings guidance provided to analysts and rating agencies) with management and our independent auditors;
•	discussion of policies with respect to risk assessment and risk management;
•	preparation of the report required to be included in our annual proxy statement regarding review of financial statements and auditor independence (the report for fiscal year 2006 is included under “Audit Committee Report” on page 37); and
•	review and reassessment at least annually of the adequacy of the committee’s charter and recommendation of appropriate changes to the board.
     At least once each quarter, the committee meets separately with the independent auditors and with members of our internal audit staff, outside the presence of our management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.
Governance Committee
     According to its charter, the governance committee provides advice and counsel to the board and management regarding, and oversight of, Centex’s governance, including the selection and compensation of directors and the board’s practices and effectiveness. Centex’s director nomination process is described under “How the Director Nomination Process Works at Centex” on pages 18-19. The committee retained an executive search firm to assist it in the identification of potential director candidates.
Compensation Committee
     According to its charter, the compensation committee assists the board in:
•	reviewing the compensation philosophy of the company and the corporate goals and objectives relevant to compensation, including whether the compensation programs are reasonably related to corporate performance and achieving their intended purpose;
•	administering the compensation plans adopted by Centex, including stock plans, a supplemental executive retirement plan and short-term and long-term incentive compensation plans for members of our senior management and senior management of our principal subsidiaries, and granting all awards under Centex’s equity-based compensation plans;
•	reviewing succession planning for our senior management and that of our principal subsidiaries;
•	the board’s approval, review and oversight of our benefit plans; and

•	the board’s oversight of the performance and compensation of our chief executive officer and the other members of senior management.
     The committee has retained an independent executive compensation consultant to assist it.
Executive Committee
     The board of directors has designated three directors to constitute an executive committee. In accordance with the by-laws of Centex and the resolutions creating the committee, the executive committee may exercise the powers of the board in the management of the business and affairs of Centex, except for matters restricted under Nevada law and the power or authority to (1) fill vacancies on the board or the executive committee, or (2) amend the by-laws of Centex. In addition to its meetings during fiscal 2006, the executive committee took action by written consent on 22 occasions.
Board Compensation
     Board compensation is determined prior to the beginning of each board year. A board year starts on the day of the company’s annual meeting and continues through the date of the following year’s annual meeting.
For the 2006 Board Year
     Non-employee directors receive compensation for their services valued at an aggregate of $300,000, which was paid as follows:
•	Cash. Directors receive one-third of their compensation in cash, which is paid monthly.
•	Stock Options. Directors receive one-third of their compensation in stock options. The exercise price of the options is equal to the closing price of Centex common stock on the New York Stock Exchange on the date of grant. The number of shares covered by the options is determined by valuing the options on the date of grant using the Black-Scholes method. Options are fully exercisable beginning on the date of grant, and have a seven-year term. Options are granted at the end of the board year in July, as of the date of the annual stockholders’ meeting.
•	Restricted Stock. Directors receive one-third of their compensation in restricted stock. The grant is valued at $100,000, based on the closing price of Centex common stock on the New York Stock Exchange on the date of the grant. Restricted stock vests in full on the date of grant but is subject to restrictions until the third anniversary of the date of grant, and can be forfeited if the director leaves the board, or engages in or acquires certain interests in a business that competes with Centex. However, the restrictions terminate immediately if the non-management director’s service on the board terminates because of the director’s death or disability, or if the director retires at age 70 or older or upon reaching our twenty-year term limit for directors, or with the board’s consent. Restricted stock is granted at the beginning of the board year in July, as of the date of the annual stockholders’ meeting.
•	Other. Directors do not receive meeting fees for attending board or committee meetings, but are reimbursed for their reasonable expenses to attend meetings. Directors also receive compensation under existing plans where they are entitled to participate, including group medical insurance, retiree medical benefits and travel benefits.
     Committee chairs receive additional compensation, which is paid monthly. The chair of the audit committee receives $25,000 per year, and the chairs of the governance committee and the compensation committee receive $15,000 per year.
     The lead director receives $25,000 per year, which is paid monthly.
     Employee directors are not compensated for board service.
For the 2007 Board Year
     Non-employee directors will receive in 2007 the same compensation for their services as in 2006.
     Committee chairs will receive additional compensation, paid monthly. The chair of the audit committee will receive $25,000 per year, and the chairs of the governance committee and the compensation committee will receive $20,000 per year.
     The lead director will receive $35,000 per year, paid monthly.
     Employee directors will not be compensated for board service.
What Corporate Governance Means at Centex
     We believe that good corporate governance is an important aspect of our long-term business success. Reflecting its commitment to continuous improvement, our board reviews our governance practices on an ongoing basis to ensure that these practices promote stockholder value. Highlights of what corporate governance means at Centex appear below. For more information, please refer to the corporate governance section of our web site, which is located at http://ir.centex.com/ governance.cfm.
     A majority of independent directors. Independent judgment is the cornerstone of an effective board. Independent directors must always comprise a majority of the Centex board. Independent at Centex means not only that a director satisfies the independence requirements of the Securities Exchange Act of 1934, the rules adopted by the SEC and the corporate governance and other listing standards of the New York Stock Exchange, but also that the director meets the categorical standards adopted by our board and contained in our corporate guidelines to assist it in making independence determinations.
     The board has also adopted a business relationships policy, which requires the governance committee to determine if a particular business relationship impacts, or has the potential to impact, a director’s independence.
     In May 2006, the board affirmatively determined that all of our current board members are independent, except for Mr. Eller, who is a Centex employee, and Mr. Quinn, who is a former Centex employee. The board also affirmatively determined that Mr. Rose, who has been nominated for election as a director at the meeting, is independent.
     Our non-employee directors (currently, all directors except Mr. Eller) meet immediately after all board meetings without Mr. Eller or other management present, and our independent directors schedule at least one executive session every year. Our audit, compensation and governance committees are each comprised entirely of independent directors. There are no interlocking directorships, and none of our independent directors receives any consulting, advisory or any other non-director compensatory fees from Centex.
     A director resignation policy. Our directors have agreed to tender a resignation from the board under two situations. First, if a director has a material change in his or her personal circumstances — like a change in job responsibilities — that director must tender a resignation for the board to consider, upon the recommendation of the governance committee.
     The board also added a director resignation policy to the company’s corporate governance guidelines earlier this year. If a director nominee in an uncontested election of directors receives more “withheld” votes in the election than “for” votes, that director must tender a resignation for the board to consider, upon the recommendation of the governance committee. You can review the company’s director resignation policy in its entirety by reading the company’s corporate governance guidelines, which are set forth in Annex 1.
     An independent lead director. Frederic M. Poses, the chief executive officer of American Standard Companies Inc., is our lead director. He makes recommendations to the board regarding the structure of meetings; recommends matters for the board to consider; and sets each board meeting agenda with Mr. Eller. He also determines appropriate materials to be provided to our directors; serves as an independent point of contact for stockholders wishing to communicate with the board; assigns tasks to the appropriate committees; and, with the approval of the governance committee, oversees the annual evaluation of the board and its committees. He also presides at all executive sessions of the non-employee directors and the independent directors and, along with Messrs. Eller and Quinn, is a member of the executive committee of the board.

     Directors and executive officers that are Centex stockholders. Every year, our non-employee directors receive shares of restricted Centex common stock. Non-employee directors also must receive a portion of their annual fee in the form of options to purchase shares of Centex common stock. The board has adopted stock ownership guidelines for outside directors. The guidelines provide for a minimum share ownership target of five times the cash portion of the director’s annual compensation, with a five-year phase in.
     The board has also adopted stock ownership guidelines for our senior executives. The guidelines provide for minimum share ownership targets ranging from shares having a market value of one and one-half times the base salary of a senior vice president to five times the base salary of the chief executive officer. Currently, each of Messrs. Echols, Eller, Hannigan, Stewart and Wheeler has met the guidelines. For more information on stock ownership of our directors and executive officers, please see the table under “Stock Ownership — Management” on page 4 and “Board Compensation” on page 16.
     An engaged board that acts in your best interests. Our board strives to consider stockholder interests consistently in decisions that may have a significant impact on stockholders. To ensure full participation, our directors are expected to be present at the annual meeting of stockholders, each board meeting and all of their assigned committee meetings, except in unusual or unexpected circumstances. Directors are expected to be fully prepared and to review the materials distributed before board and committee meetings. All directors can place items on the board agenda.
     No director may serve on the board for more than 20 years, except Mr. Murchison, who was grandfathered from the 20-year term limit adopted in 2004.
     In addition, no member of our audit committee may serve as a member of the audit committee of more than two other public companies. If a member of our audit committee serves as a member of the audit committee of another public company, the member must deliver a written statement to our board and the audit committee on an annual basis. The statement must describe the time commitment required for such member to serve on the audit committee of the other public company and any expected changes in such time commitment during the next year.
     Emphasis on business integrity. Our audit, compensation and governance committees all have committee charters. Our board has adopted a set of corporate governance guidelines, and updates them regularly. The board supports “The Centex Way: A Guide to Decision-Making on Business Conduct Issues,” our code of business conduct. “The Centex Way” promotes the highest ethical standards in all business dealings by our employees and satisfies the SEC’s requirements for a code of ethics for our executive officers. You can access and read each of these documents at our web site, located at http://ir.centex.com/ governance.cfm, or you may request a copy from our secretary at the address listed on page 45 under “Form 10-K.”
How the Director Nomination Process Works at Centex
     When a vacancy occurs on the board, or when the board decides to increase the number of directors, the governance committee will identify potential candidates to fill the vacancy or newly created directorship. The committee (1) assesses whether Centex needs another director or directors, (2) identifies the current and future needs of the board to ensure that a new director or directors will deliver maximum value to Centex and our stockholders, and (3) prepares a goal profile of the skill set and desired attributes of preferred director candidates.
     The governance committee evaluates potential nominees it has identified, potential nominees suggested by stockholders and nominees for continued service as a director according to the same criteria, which are as follows:
     General. Decisions for nominating candidates are based on the business and corporate governance needs of Centex. If the need for a director exists, then candidates are evaluated on the basis of merit, qualifications, performance and competency.
     Board composition. The committee considers the composition of the entire board when evaluating individual directors, including the diversity of experience and background represented by the board; the need for financial, business, academic, public or other expertise on the board and its committees; and the desire for directors working cooperatively to represent the best interests of Centex, its stockholders and employees, and not any particular constituency.
     Age. No person may stand for election as a director if he or she is 70 years of age or older.
     Independence. A majority of our board must be comprised of independent directors as described above. The audit, compensation and governance committees must be comprised entirely of independent directors.
     Character and integrity. We seek directors with the highest personal and professional character and integrity who have outstanding records of accomplishment in diverse fields of endeavor, and who have obtained leadership positions in their chosen business or profession. Candidates should have demonstrated exceptional ability and judgment, and have substantial experience of relevance to Centex.
     Availability. Candidates must be willing and able to devote the necessary time to discharge their duties as a director, and should have the desire to represent and evaluate the interests of Centex as a whole. There is no fixed limit on the number of other boards on which a director may serve, but board memberships are considered along with other time commitments a prospective director may have and the effect this may have on his or her ability to serve effectively on our board.
     Conflicts. Candidates must be free of conflicts of interest that would interfere with their ability to discharge their duties as a director, or would violate any applicable law or regulation.
     Other. Candidates must also meet any other criteria as determined by the governance committee, which may differ from time to time.
     Once candidates are identified, background information on each candidate is distributed to members of the governance committee, which evaluates recommended candidates. Unless eliminated by the screening, the committee reports the candidates’ names to the board and requests comments from the other directors.
     The committee does not solicit director nominations. If it is actively considering adding a new director, or preparing to recommend a slate of existing directors for re-election, the board will consider recommendations sent by stockholders to Centex’s secretary that set forth:
(1)	the name and address of the stockholder who intends to make the nomination and of the person to be nominated;
(2)	a representation that the stockholder is a record holder of Centex stock entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to nominate the person specified;
(3)	a description of all arrangements or understandings between the stockholder and the nominee and other persons (naming such persons) pursuant to which the nomination is to be made by the stockholder;
(4)	any other information regarding the nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the board; and
(5)	the consent of the nominee to serve as a director of Centex if so elected.
     The governance committee has retained an executive search firm to work with the committee to assist in assessing the specifications for directors to fill any existing vacancies, and in identifying potential nominees.
     The committee did not receive any recommendations for director nominees from any stockholder for inclusion in this year’s proxy statement.
Communicating With Our Board
     You can communicate with any member of our board of directors by sending the communication to Centex Corporation, Post Office Box 199000, Dallas, Texas 75219-9000, to the attention of the director or directors of your choice (e.g., “Attention: Lead Director” or

“Attention: All Independent Directors,” etc.). We relay these communications addressed in this manner as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to our lead director for review and further handling.

EXECUTIVE COMPENSATION

Report of the Compensation and Management Development Committee
     Here is the committee’s report on executive compensation.
Compensation Governance
     The compensation committee is comprised of directors Schoewe (Chair), Fairbairn, and Postl, each of whom is independent under the New York Stock Exchange Listing Standards and Section 162(m) of the Internal Revenue Code, and a “non-employee director” under Rule 16b-3 under the Securities Exchange Act.
     The committee authorizes all awards under Centex’s equity-based compensation plans and operates under a written charter adopted by the board. The committee has authority to hire outside advisors, and it has engaged Mercer Human Resource Consulting to advise it on the compensation of Centex’s executives. This consultant reports directly to the committee.
     The committee is responsible for approving compensation awarded to all executive officers of Centex, including the executive officers named in the Summary Compensation Table included on page 30 of this proxy statement, whom we refer to as the named executive officers. The duties of the committee are summarized in this proxy statement under “Board Committees” beginning on page 14 and are more fully described in the charter available on our web site at http://ir.centex.com/governance.cfm.
Compensation Philosophy
     Purpose. Centex’s executive compensation programs are designed to create stockholder value by attracting, motivating and retaining highly effective senior executives. The committee believes that the skill and effort of these executives are crucial to long-term sustained company performance and to the achievement of Centex’s strategic objectives. The company continues to seek and hire the best talent and has been recognized for it from a variety of sources. Centex is consistently ranked among the most admired companies in the home building industry, according to Fortune magazine, and has been named one of Chief Executive magazine’s “Top 20 Companies for Developing Leaders” and Barron’s “500 Best Performing Companies.” The company’s training and development programs have been ranked no. 1 by Big Builder magazine, a leading industry trade publication, for two consecutive years, giving Centex a competitive edge in attracting and retaining top talent. Our core business is home building, which is in a dynamic industry in which performance and pay benchmarks are not static. Consequently, the committee re-examines compensation at least annually.
     Elements. To achieve its purpose of motivating executives to create stockholder value, and retaining them, the committee offers a mixture of short-term and long-term incentive compensation.
     Setting Pay. The committee sets executive pay according to the following principles:
•	salary and benefits should be competitive with the market, with salary targeted at the 50th percentile of the range of the base salaries for similar positions;

•	most incentive awards should be performance-based and at risk at the beginning of the fiscal year; that is, award potentials should rise or fall with performance and no awards should be made until specified business performance metrics have been achieved. There should be significant rewards for high levels of performance and substantially reduced rewards for reduced performance;

•	incentive compensation, both short-term and long-term, should be tied to the measures of business performance (metrics) that create long-term stockholder value;

•	a significant portion of incentive compensation should be in the form of long-term incentive compensation that aligns the interests of executives with those of the stockholders; and

•	although long-term incentive compensation is performance-based, and not granted until performance has occurred, it should vest over a period of time to encourage retention.
     In addition, the committee added two new principles for fiscal year 2006:
•	the incentive compensation of the more senior executives should have proportionally more long-term and equity-based measures than for other employees; and

•	relative performance against peer companies will have a more direct role in the setting of fiscal 2006 compensation and in fiscal 2007 compensation plan design.
Compensation-Setting Decisions for Fiscal Year 2006
     Process
     The committee sets potential compensation, and the associated performance requirements, on a yearly basis. For fiscal year 2006, the compensation-setting process for the named executive officers involved four basic steps:
•	At the outset of the fiscal year: (1) setting overall company or business unit performance requirements for the year; and (2) setting individual compensation potentials for the year that reflect the committee’s pay-for-performance philosophy.

•	After the end of the fiscal year: (3) measuring actual performance and comparing it to individual compensation potentials to determine individual compensation; and (4) adjusting the individual compensation of the Centex named executive officers to take into account relative peer performance.
     These steps are described in more detail below:
     Setting performance requirements. Early in the fiscal year, the committee, working with senior management and the committee’s compensation consultant, reviewed the company’s projected performance for the coming fiscal year. The committee also compared the projected performance for the fiscal year to the anticipated performance of the company’s major competitors. Then the committee set performance requirements, which are the ranges of performance statistics (also called metrics) for which executives would be paid incentive compensation.
     For fiscal 2006 the named executive officers’ incentive compensation was determined under compensation plans approved by Centex stockholders (namely, the Centex Corporation 2003 Annual Incentive Compensation Plan and the Centex Corporation 2003 Equity Incentive Plan). The metrics used to determine their individual compensation were established by their position at the beginning of fiscal year 2006.
     Two separate sets of metrics that impact the named executive officers were used in fiscal year 2006: metrics for executives of Centex, which we refer to as the Centex Metrics, and metrics for executives of Centex Homes, which we refer to as the Centex Homes Metrics. Centex Homes is our largest subsidiary. The Centex Homes Metrics were different than the Centex Metrics for two reasons. First, Centex Corporation has lines of business besides home building and its metrics reflect principles common across the company. Second, Centex Homes uses performance metrics that are tailored to its business and that apply to all senior managers in the business, including Mr. Hannigan.
     Setting individual compensation potentials. As it set performance requirements, the committee also set individual compensation potential, by performance metric, for each executive. The financial reward for each metric varies by individual executive according to relevant factors, such as competitive pay information for that position. For each of the performance metrics there is a formula that establishes a payout range based on the rate or amount of the performance metric that has been achieved. This is described in more detail below.
     Measuring performance and setting award. After the end of the fiscal year, the committee reviewed actual performance against the performance requirements established at the outset of the year and determined the total incentive compensation award for the executive. As described below, in certain cases, an adjustment was made to take into account the company’s relative competitive performance. The committee used a predetermined formula to determine the proportion of the total incentive compensation that would be paid in cash as compared to long-term awards. The formula also dictated types and proportions of long-term awards in which the long-term compensation would be paid (options, restricted stock, stock units and deferred cash).
     Balance of short-term and long-term compensation. In prior years the committee established separate short-term and long-term incentive compensation goals for the named executive officers. Some business units still formulate compensation plans that way. Short-term incentive compensation was traditionally paid in cash and long-term incentive compensation was paid in a combination of long-term awards. The balance of value between cash and long-term awards was a secondary consideration. At the beginning of fiscal 2006, the committee decided that total incentive compensation for all salaried employees generally should have a pre-determined allocation between cash and long-term awards based on the “tier” assigned to the employee. Tiers were assigned based in part on the individual’s job description, strategic focus and job level, ranging from individuals with long-term strategic leadership (i.e., CEO, CFO and certain other senior management leaders), who would receive a higher proportion of total incentive compensation in long-term awards, to individuals with substantially less strategic roles, who will receive 100% of their incentive compensation in cash. Also, the mix of long-term awards changes from the higher tiers in which there is more equity and less deferred cash, to the lower tiers in which there is less equity and more deferred cash.
     All of the named executive officers were assigned to the highest tier, which means that the total amount of their incentive compensation would be allocated 50% to cash payable shortly after the fiscal year in which it was earned, and 50% to long-term awards divided into: stock options (25%); restricted stock or stock units (10%); and deferred cash (15%). Awards of long-term compensation are subject to the additional conditions described below. For example, under the Centex Metrics, there would be no long-term incentive compensation paid if return on average stockholders’ equity was not at least 20%.
     All equity awards are made by the committee, and the committee may award long-term awards in greater or lesser amounts than the amount required by the applicable tier assigned to a specific employee.
     Peer adjustment. At the beginning of fiscal year 2006 the committee set performance goals for Centex executives based on the company’s business plans for the fiscal year. The committee also took into account the forecasted earnings-per-share growth of a peer group of large publicly owned home building companies for a comparable time, drawing on publicly available information for the comparison. Although the company performed well during fiscal 2006, exceeding its business plans, the competitive peer group also exceeded its forecasted performance. In fact, the company’s earnings-per-share growth was below the median earnings-per-share growth of its peer companies. Therefore, the committee reduced the total incentive compensation of the named executive officers subject to the Centex Metrics. The result was a reduction of 14% in the total aggregate incentive compensation of the named executive officers subject to the Centex Metrics. The cash compensation and long-term awards described below reflect the reduction made by this procedure. The other companies in the peer group for this purpose were: Beazer, D.R. Horton, KB Home, Lennar, MDC, Pulte, Ryland and Standard Pacific.
     Tally Sheets. The committee reviewed all components of the named executive officers’ fiscal 2006 compensation, including salary, bonus, long-term incentive compensation, realized and unrealized gains on stock options and other equity, the cost to the company of all perquisites and other personal benefits, and payout obligations under the company’s non-qualified deferred compensation plan and supplemental executive retirement plan (“SERP,” as described in “Other Matters” below), and potential payouts under several potential severance and change-in-control scenarios.
     A tally sheet setting forth all of the above components was prepared for and reviewed by the committee in connection with the committee’s consideration of compensation for the named executive officers. Based on its review, the committee finds the total compensation (and, in the case of severance and change-in-control scenarios, the potential payouts), in the aggregate, and the mix of that compensation, with respect to the chief executive officer and the other named executive officers, to be reasonable and not excessive.
     Short-Term Incentive Compensation
     Centex Corporation Metrics (Short-Term). For fiscal 2006, Centex executives Eller, Echols, Stewart, and Wheeler were subject to the Centex Metrics. Two company performance requirements were set for short-term incentive compensation:
•	net earnings growth, year-over-year, from continuing operations; and

•	pre-tax margin improvement, year-over-year, from continuing operations.
     The full bonus potential was divided between the two metrics, with a heavier weighting on net earnings growth. For the net earnings growth performance requirement, the metric chosen was the percentage change in earnings. The metrics were placed on a sliding scale that related stated percentage changes in earnings to fixed bonus potentials. It provided for a progressively greater bonus as the percentage of earnings growth over 2005 increased. The committee used a similar approach for margin improvement for which the metric was also percentage change, expressed in basis points (or hundredths of percentage points). If pre-tax margin did not improve from the prior year, there was no short-term incentive compensation potential at all with respect to this metric.
     Short-Term Incentive Compensation Awards Under the Centex Corporation Metrics. Net earnings from continuing operations for fiscal year 2006 were a record $1.29 billion, an increase of 27% over last year’s record net earnings. The pre-tax margin exceeded 13.16%, an improvement of over 92 basis points over last year. The incentive compensation amounts for executives subject to the Centex Metrics were calculated in accordance with the approved plan, and were reviewed, adjusted for relative peer performance and approved by the committee and the board. The short-term (cash) portions of the total incentive compensation for the executives subject to the Centex metrics were as follows: Mr. Eller — $10,633,500; Mr. Echols — $2,728,000; Mr. Stewart — $1,497,000; and Mr. Wheeler — $1,480,000.
     Centex Homes Metrics (Short-Term). Mr. Hannigan was the chairman and chief executive officer of Centex Homes and he was the only named executive officer subject to the Centex Homes metrics. In fiscal year 2006, Mr. Hannigan was paid a percentage of the operating income of Centex Homes according to a formula driven by the Centex Homes Metrics. Each metric affects the bonus in two ways: by its relative weighting, and by the company’s performance against requirements on the metric. For fiscal 2006, the Centex Homes Metrics for short-term incentive compensation were:
•	home building operating margin;

•	customer satisfaction;

•	a growth metric; and

•	a business process metric.
Each metric had certain minimum hurdles and a benchmark-driven performance scale associated with it, with progressively higher bonus potential for the higher tiers in the scale. Each metric yields a weighted multiplication factor. The sum of the four weighted factors is multiplied by a measure of net operating income to calculate the award.
     Short-Term Incentive Compensation Under the Centex Homes Metrics. The incentive compensation amounts for Mr. Hannigan, the executive subject to the Centex Homes Metrics, were calculated in accordance with the approved plan, and were reviewed and approved by the committee and the board. The short-term (cash) portion of the total incentive compensation for Mr. Hannigan was $8,132,785.
     Long-Term Incentive Compensation
     The committee views long-term compensation differently than short-term compensation and uses it to reinforce executive alignment with stockholders’ interests and to achieve executive retention. Because the committee views stockholder alignment to be the paramount principle of long-term compensation, it seldom approves awards made solely for retention purposes. Therefore, long-term incentive compensation generally is awarded only after minimum performance levels are achieved. This means that the company must achieve performance targets, set at the beginning of the fiscal year, in order for executives to receive grants after the end of the year when the performance is known. These grants, if made, vest over time if the executive remains employed, thus encouraging retention. The vesting of equity awards is described at the end of this section.
     Centex Corporation Metrics (Long-Term). For fiscal 2006, the Centex Metric for long-term incentive compensation awards was return on average stockholders’ equity. Awards were to be made only if return on average stockholders’ equity was at least 20%.
     Long-Term Incentive Compensation Awards Under the Centex Corporation Metrics. For fiscal 2006, long-term incentive awards to the named executive officers under the Centex Metrics were set as a percentage (50%) of the total incentive compensation award and allocated as follows: stock options (25%); restricted stock (20%); and deferred cash (15%). The total value of the long-term executive compensation awards were as follows: Mr. Eller — $10,633,500; Mr. Echols — $2,728,000; Mr. Stewart — $1,497,000; and Mr. Wheeler — $1,480,000.
     The stock option awards for such officers were as follows: Mr. Eller — 264,778 shares; Mr. Echols — -0- shares; Mr. Stewart — 37,275 shares; and Mr. Wheeler — 36,852 shares.
     The restricted stock awards for such officers were as follows: Mr. Eller — 39,022 shares; Mr. Echols — 10,011 shares; Mr. Stewart — 5,493 shares; and Mr. Wheeler — 5,431 shares. The executive officers will be entitled to normal cash dividends on the restricted stock.
     The deferred cash compensation awards for such officers were as follows: Mr. Eller — $3,190,059; Mr. Echols — $2,182,400; Mr. Stewart — $449,149; and Mr. Wheeler — $444,022. The deferred cash compensation bears interest at Centex’s current blended borrowing cost, as determined quarterly by Centex’s treasurer. Payouts of vested amounts of deferred cash compensation will be made upon the sooner of the termination of the officer’s employment with Centex or date(s) chosen by the officer on or before the time of grant in accordance with applicable income tax requirements.
     Centex Homes Metrics (Long-Term). For fiscal 2006, the Centex Homes Metric for long-term incentive compensation was year over year home building earnings growth. The metric has a benchmark-driven performance scale associated with it, with progressively higher compensation potential for the higher tiers in the scale. However, no long-term incentive compensation awards were to be made if return on average net assets fell below a minimum level.
     Long-Term Incentive Compensation Awards Under the Centex Homes Metrics. For fiscal 2006, long-term incentive awards to Mr. Hannigan under the Centex Homes Metrics were set as a percentage (50%) of the total incentive compensation award and allocated as follows: stock options (25%); stock units (10%); and deferred cash (15%). The total value of the long-term incentive compensation award to Mr. Hannigan was $8,132,786, comprised of 202,509 stock options; 29,845 stock units and $2,439,852 of deferred cash.
     Vesting. Once granted, fiscal year 2006 awards in the form of options, restricted stock, stock units, and deferred cash become exercisable at the rate of one-third of the award vesting on each of March 31, 2007, March 31, 2008, and March 31, 2009. This is a change from the quarterly vesting used in fiscal year 2005.
CEO Compensation for Fiscal Year 2006
     The committee regards compensation of the chief executive officer to be among its most important responsibilities. The chief executive officer should be properly incentivized and properly rewarded. We incentivize the chief executive officer to lead the business in a direction that will maximize stockholder value over the long-term, not just the next year. We reward the chief executive officer for performance consistent with the business plan, using at-risk incentive compensation that pays significant sums only for high levels of performance.
     Mr. Eller, the chief executive officer of Centex, has no employment agreement and serves at the pleasure of the board. He participated with other named executive officers under a performance plan subject to the Centex Metrics. The amount of cash and other compensation received by Mr. Eller for fiscal 2006 is described above and in the Summary Compensation Table.
     Mr. Eller received an annual base salary of $900,000 in fiscal year 2006. His salary was 10% below the median salary of chief executive officers in a home building peer group. The committee has set Mr. Eller’s annual base salary for fiscal year 2007 at $920,000, which reflects an increase of 2.2%. The committee’s consultant confirmed that the new salary remains below the median salary of chief executive officers in Centex’s peer group.
     During fiscal 2006, net earnings from continuing operations grew 27% over last year to $1.29 billion, and the pre-tax margin exceeded 13.16%, an improvement of 92 basis points over last year. Also, during fiscal 2006, Centex’s revenues grew 23% to $14.4 billion; earnings per share from continuing operations grew 35% to $9.20 and return on average stockholders’ equity was 28%.
     Mr. Eller’s total incentive compensation for fiscal 2006 was $21,267,000. One half of this amount was payable in cash; the remainder was payable in long-term awards. It consisted of options to purchase 264,778 shares of our common stock, 39,022 shares of restricted stock, and a deferred cash award of $3,190,059 as more fully described above.
Executive Compensation for Fiscal Year 2007
     The committee approved performance-based formulas for determining the amounts of short-term and long-term incentive compensation to be paid to each of the named executive officers (other than Mr. Echols, who will be leaving) for fiscal year 2007. Individual performance goals for short-term and long-term incentive compensation for all the named executive officers (other than Mr. Hannigan) relate to net earnings growth and pre-tax margin improvement. An additional individual performance goal for long-term incentive compensation for such named executive officers is return on stockholders’ equity. Mr. Hannigan’s individual performance goals for short-term and long-term incentive compensation for fiscal 2007 relate to home building revenues, home building operating margin and customer satisfaction, as well as one other performance goal relating to asset efficiency in Centex’s home building business.
     In addition, the deferred cash component of all fiscal 2007 long-term awards is subject to adjustment by up to 50% (upward or downward) depending on Centex’s earnings per share growth as of the end of the 2007 fiscal year in comparison to growth in earnings per share achieved by the other 8 largest home building companies (based on revenues). If the performance goals are met, payments on the awards will be made in a combination of cash and long-term awards, including any one or more of stock options, restricted stock, stock units and deferred cash, as determined by the committee.
     The committee approved increases of the base salaries for the named executive officers, effective as of April 1, 2006, which ranged from 0% to 4.8%.
Limits on Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers at the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.
     For the bonuses paid to executives to be deductible by Centex, the company must achieve the specified performance metrics set for each fiscal year under the Centex 2003 Annual Incentive Compensation Plan and the Centex 2003 Equity Incentive Plan.
     The committee designed the principal components of executive compensation to ensure full deductibility of compensation paid to the named executive officers for fiscal year 2006. The committee believes, however, that stockholder interests are best served by not restricting the committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Option Compensation Expense
     Effective April 1, 2003, Centex began expensing all newly issued stock options under the fair value measurement provisions of Statement of Financial Accounting Standards No. 123, by which Centex will recognize compensation expense of a stock option award to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and stock unit awards to an employee are based on the stock price at grant date and deferred cash awards are based on the amount of the award. The compensation expense for stock options, restricted stock, stock units and deferred cash is recognized over the vesting period.
     In December 2004, the FASB issued a revision to SFAS No. 123 entitled “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS 123R supersedes APB No. 25 and SFAS No. 123 and is effective for annual periods beginning after June 15, 2005. Centex adopted SFAS No. 123R at January 1, 2006. SFAS No. 123R is not expected to have a material impact on the company’s results of operations or financial position.
Other Matters
     In addition to base salary, the executive officers of Centex are also eligible to receive other benefits, such as medical benefits and Profit Sharing Plan contributions, that are generally available to employees of Centex, and some that are not generally available, like contributions under Centex’s Supplemental Executive Retirement Plan, or SERP, discretionary retired long-term employee medical benefits, and coverage under the Salary Continuation Plan.
     In fiscal year 1995, the board approved the SERP for certain employees participating in the Profit Sharing Plan. Applicable regulations set a limit (currently $210,000) of annual compensation that may be considered in determining Centex’s contribution to the Profit Sharing Plan for the account of an eligible participant. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive under the regulation by accruing funds for each participant in an amount equal to the additional contribution that he or she would have received under the Profit Sharing Plan had the portion of his or her annual salary that is above the limit been eligible for a profit sharing contribution. Contributions accrued under the SERP for the benefit of the named executive officers vest under the same terms and conditions as the Profit Sharing Plan. Bonuses paid to participants are not included in making calculations for contributions made or accrued to recipients’ accounts under either the Profit Sharing Plan or the SERP.
Compensation and Management Development Committee
Thomas M. Schoewe, Chair
Ursula O. Fairbairn
James J. Postl
Compensation Committee Interlocks and Insider Participation
     None.
Employment and Other Agreements
Employment Agreements
     Centex has no employment agreement with Mr. Eller, our chief executive officer.
     Centex entered into an employment agreement with Leldon E. Echols, our executive vice president and chief financial officer, when he joined Centex in June 2000. In February 2006 Mr. Echols announced that he would leave Centex effective June 30, 2006. In connection with his anticipated departure, Centex and Mr. Echols entered into an amended and restated employment agreement. The agreement provides for (a) a term that will end on June 30, 2006 (or an earlier date designated by the company), (b) the award of a fiscal 2006 bonus and incentive compensation in line with the performance metrics previously established for Mr. Echols and the other Centex executives, except that the portion typically allocated to stock options would instead be awarded in deferred cash compensation, (c) a minimum base salary from April 1 to June 30 at an annual rate of at least

$550,000, (d) a cash payment on June 30, 2006 of $1.1 million and (e) an acceleration of the vesting of the portion of Mr. Echols’ stock options, restricted stock and deferred cash that is unvested at June 30, 2006 but otherwise would have vested by December 31, 2007.
     Although he remained a director, David W. Quinn retired as vice chairman of our board and an employee of Centex on March 31, 2002. In connection with his retirement, Centex entered into a consulting agreement with Mr. Quinn. Centex and Mr. Quinn mutually terminated the consulting agreement early, effective March 31, 2004. The termination agreement provides that Centex will (a) continue, through March 31, 2007, to provide Mr. Quinn with the medical and dental coverages that were provided to him as an employee of Centex at March 31, 2002, subject to any changes of general application in the medical and dental programs, and (b) continue to pay to him all deferred compensation owing to him relating to his prior employment. Mr. Quinn continues to serve as a director of Centex with a term scheduled to expire at the 2007 annual meeting. He receives the same compensation as other non-employee directors for his services as a director.
     There are no other employment agreements with any of the named executive officers. Each of the named executive officers is, however, eligible for benefits under the Centex executive severance policy described below.
Equity Plans Change in Control Provisions and Agreements
     Under the terms of the company’s equity plans, awards are generally subject to special provisions upon the occurrence of a defined “change in control” transaction unless otherwise provided in the applicable award agreement. Under the plans, if a change in control occurs, any outstanding stock options, restricted stock, stock units, deferred cash or other plan awards would generally become immediately fully vested and exercisable, with performance-based equity awards vested at target levels. In addition, the 2003 Annual Incentive Compensation Plan provides for the payment to covered senior executives, upon a change in control, of an award of incentive compensation without regard to the determination of the achievement of the previously-established performance goals. The compensation committee has interpreted this plan as providing for a target award upon a change of control. If no target level has been set for purposes of this plan or the equity plans, then covered incentive compensation awards and performance-based equity awards would be awarded or would vest at the average of base and stretch plan levels. Employees with change of control agreements have agreed to receive a reduced amount of these benefits under certain circumstances, as described below.
     In February 2006, Centex entered into change of control agreements with each of its executive officers and some other employees. The agreements provide for the payment of “gross-up” benefits for executive officers who become liable for an excess parachute excise tax in a connection with a change in control as a result of the operation of the equity or incentive plans’ change-in-control provisions. However, if an excess parachute excise tax can be avoided by the executive receiving up to 10% less in change in control benefits, then the executive has agreed to reduce the benefits to be received in order to avoid the excise tax and spare Centex the need to pay “gross-up” benefits.
Executive Severance Policy
     The company maintains an executive severance policy for certain executives, including the named executive officers. Coverage under this policy provides that, if a designated executive is terminated other than for cause, the executive is entitled to receive (a) a lump-sum severance payment equal to the sum of the executive’s annual base salary and annual target cash bonus multiplied by a factor determined by the executive’s position with the company, (b) acceleration of the vesting of a portion of the executive’s unvested equity and deferred cash awards with the company, and (c) limited outplacement benefits. The factor that applies to the severance payment is 2 (for the CEO), 1.5 (for the CEO’s direct reports, operating subsidiary CEO’s and the co-presidents of Centex Homes), or 1.0 (for direct reports to these executives plus executive vice presidents and division presidents of Centex Homes). However, the severance payment may not exceed 2.99 times the sum of the executive’s annual base salary and prior year’s total incentive compensation.
     The amount of unvested equity that is accelerated is determined by a similar tiering based on the amount of equity that would have vested in the following period after termination of employment: 2 years (CEO), 1.5 years (CEO direct reports, operating subsidiary CEO’s and the co-presidents of Centex Homes) and 1.0 years (other designated employees).
Salary Continuation Plan
     The company maintains a Salary Continuation Plan for certain executives. Coverage under this plan provides that, if a participating executive dies while employed by the company, the designated beneficiary is entitled to receive an amount equal to 100% of the executive’s salary in effect at the date of death for the first year after such date of death and 50% thereof during the years remaining until the date that would have been the executive’s 65th birthday. Centex is the owner of term life insurance policies on the lives of the participating executives under a group plan to fund a portion of the anticipated benefits. Such insurance is not for the benefit of the participant, but rather is for the benefit of Centex so that if it has funds with which to make salary continuation payments.
No Defined Benefit Pension Plans
     Except for benefits under the Profit Sharing Plan, the SERP and the Salary Continuation Plan, Centex has no defined benefit, pension or retirement plan for key executives.
Benefits and Perquisites
     The company provides its executive officers with employee benefits and perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which our executive officers participate (which provide benefits such as medical benefits coverage, group term life insurance protection, and annual contributions to qualified savings plan) are generally the same programs offered to substantially all the company’s salaried employees.
     The perquisites available to our executive officers include the availability of a leased automobile or an automobile allowance, a modest stipend for health or country club membership, travel benefits, and reimbursement for an annual physical exam.

Compensation Tables
     The following table shows the cash and non-cash compensation for each of the last three fiscal years (or such shorter period of time during which the person was an executive officer) awarded to or earned by the individual who served as our chief executive officer during fiscal year 2006, our four other most highly compensated executive officers at the end of fiscal year 2006. We refer to these individuals as the named executive officers.
Summary Compensation Table

		Annual			Long-Term
		Compensation			Compensation Awards (1)
					Restricted Stock Awards			All Other Compensation ($)
				Other
				Annual		Deferred	Securities
Name and				Compen-	Restricted	Stock	Underlying	Profit
Principal Position	Fiscal	Salary	Bonus	sation	Stock	Units	Options	Sharing	SERP	Other
in Fiscal 2006	Year	($)	($) (2)	($) (3)	($) (4)	($) (5)	(#) (6)	Plan (7)	(8)	(9)
Timothy R. Eller,	2006	900,000	10,633,500	7,867	2,126,699	—	264,778	21,112	68,000	3,190,059
Chairman,	2005	860,000	5,000,000	9,395	10,620,950	—	216,000	20,597	64,625	2,473,200
Chief Executive	2004	825,000	11,008,224	6,322	1,859,907	—	216,000	20,084	61,875	1,859,907
Officer, Director (10)

Leldon E. Echols,	2006	550,000	2,728,000	4,017	545,600	—	—	20,854	33,625	2,182,400
Executive Vice	2005	535,000	2,000,000	4,677	2,297,383	—	75,000	20,340	32,625	858,750
President and	2004	520,000	2,896,901	2,010	774,961	—	90,000	19,827	31,500	774,961
Chief Financial Officer

Andrew J. Hannigan,	2006	775,000	8,132,785	1,076	—	1,626,553	202,509	21,092	55,875	2,439,852
Chairman and Chief	2005	750,000	12,932,402	2,356	—	4,712,296	203,979	20,578	52,625	—
Executive Officer of
Centex Homes (11)

Robert S. Stewart,	2006	315,000	1,497,000	1,536	299,369	—	37,275	20,854	10,125	461,836
Senior Vice Pres. -	2005	300,000	2,000,000	1,526	632,451	—	40,000	20,340	9,250	479,402
Strategy and	2004	290,000	1,241,529	1,044	413,313	—	48,000	19,827	8,750	435,293
Corporate
Development (12)

Jonathan R. Wheeler	2006	340,000	1,480,000	118	295,990	—	36,852	20,874	12,625	444,022
Senior Vice Pres. -	2005	325,000	2,471,928	1,149	—	685,911	29,694	20,360	11,625	—
Organization
Development (13)
(1)	On January 30, 2004, in accordance with the terms of our stock compensation plans, we made equitable adjustments to all outstanding Centex stock options and deferred stock units to take into account the distribution by us to our stockholders on that date of all of our shares of Centex Construction Products, Inc. (now called Eagle Materials Inc.), our former construction products subsidiary. On March 12, 2004, we made proportionate adjustments to all outstanding Centex stock options and deferred stock units to take into account the two-for-one split of our common stock effected on that date. Numbers included in the table reflect these adjustments.

(2)	Cash bonuses for services rendered in fiscal years 2006, 2005 and 2004 have been listed in the year earned but were paid in the following fiscal year.

(3)	The amounts shown in this column represent reimbursement of certain tax payments and interest payments earned on prior year deferred cash awards in excess of an applicable federal reference point. The value of perquisites and other personal benefits are not disclosed because they do not exceed the lesser of $50,000 or ten percent of any named executive officer’s total salary and bonus.

(4)	The values shown in this column relate to shares of restricted stock awarded to the named executive officers under our 2001 Stock Plan or our 2003 Equity Incentive Plan. The awards have been listed in the fiscal year in which the related performance took place but were made in the following fiscal year. The values shown were calculated by multiplying the number of shares of restricted stock awarded by the closing price of Centex common stock on the NYSE on the date of the award. The total number of shares of restricted stock awarded were as follows: (a) for fiscal year 2006: Mr. Eller — 39,022 shares; Mr. Echols — 10,011 shares; Mr. Stewart — 5,493 shares; and Mr. Wheeler — 5,431 shares; (b) for fiscal year 2005: Mr. Eller — 185,163 shares; Mr. Echols — 40,052 shares; and Mr. Stewart — 11,026 shares; and (c) for fiscal year 2004: Mr. Eller — 41,112 shares; Mr. Echols — 17,130 shares; and Mr. Stewart — 9,136 shares.

The shares of restricted stock vest over time according to the schedule set forth in the restricted stock award. The restricted stock awarded for fiscal year 2006 vests at the rate of 33-1/3% per year on each of March 31, 2007, March 31, 2008 and March 31, 2009, and for fiscal years 2005 and 2004 vests at the rate of 8-1/4% per quarter in the fiscal year in which awarded, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year, so that the stock is fully vested in three years. The restricted stock is forfeited if, before the vesting date, the holder ceases to be an employee of Centex or its affiliates, but all shares of restricted stock vest immediately upon the holder’s death or disability or under certain limited circumstances upon retirement, and upon a change in control of Centex. Holders of restricted stock have the right to vote and receive dividends on the shares.

As of May 25, 2006, the record date for the annual meeting, the total number and value (based on the closing price of Centex common stock on the NYSE on March 31, 2006) of all shares of restricted stock held by the named executive officers were as follows: Mr. Eller — 177,058 shares ($10,975,825); Mr. Echols — 42,672 shares ($2,645,237); Mr. Stewart — 15,986 shares ($990,972); and Mr. Wheeler — 5,431 shares ($336,668). The values stated do not reflect any diminution in value attributable to the restrictions on the shares.

(5)	The values shown in this column for Mr. Hannigan and Mr. Wheeler relate to deferred stock units awarded under our 2003 Equity Incentive Plan. The awards have been listed in the fiscal year in which the related performance took place but were made in the following fiscal year, unless otherwise noted below. The values shown were calculated by multiplying the number of deferred stock units awarded by the closing price of Centex common stock on the NYSE on the date of the award. The deferred stock units represent the right to receive on the payout date specified in the award a number of shares of Centex common stock equal to the number of units awarded, subject to certain vesting requirements. The units do not entitle the recipients to receive dividends or to any other rights as a stockholder.

The 2006 unit awards to Mr. Hannigan and Mr. Wheeler vest at the rate of 33-1/3% per year on each of March 31, 2007, March 31, 2008, and March 31, 2009. The 2005 unit awards vest at the rate of 8-1/4% per quarter in the fiscal year in which granted, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year.

As of May 25, 2006, the record date for the annual meeting, the total number and value (based on the closing price of Centex common stock on the NYSE on March 31, 2006) of all deferred stock units held by the named executive officers were as follows: Mr. Eller — 291,826 shares ($18,090,294); Mr. Hannigan — 270,915 shares ($16,794,021); and Mr. Wheeler — 45,588 shares ($2,826,000).

(6)	Options shown for a fiscal year were granted effective in the following fiscal year, but are included for the fiscal year shown because the grants related to performance during that fiscal year. The stock options awarded for fiscal year 2006 vest at the rate of 33-1/3% per year on each of March 31, 2007, March 31, 2008 and March 31, 2009, and for fiscal years 2005 and 2004 vest at the rate of 8-1/4% per quarter in the fiscal year in which granted, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year. All the options have a seven-year term. Centex has not issued any stock appreciation rights.

(7)	The amounts shown in this column represent Centex contributions to, and forfeitures allocated to, the accounts of the named executive officers pursuant to our Profit Sharing Plan. All such amounts are fully vested in the individuals, except for the amounts shown for Mr. Echols and Mr. Stewart, which are 80% vested as of March 31, 2006.

(8)	The amounts shown in this column represent Centex contributions to the accounts of the named executive officers pursuant to our SERP. All such amounts are fully vested in the individuals, except for the amounts shown for Mr. Echols and Mr. Stewart, which are 80% vested as of March 31, 2006.

(9)	The amounts shown in this column for all the named executive officers represent deferred cash compensation subject to vesting requirements awarded to the named executive officers. The deferred cash compensation is included for the fiscal year in which the related performance took place, but was awarded in the following fiscal year. The deferred cash compensation awarded for fiscal year 2006 vests at the rate of 33-1/3% per year on each of March 31, 2007, March 31, 2008 and March 31, 2009, and for fiscal years 2005 and 2004 vests at the rate of 8-1/4% per quarter in the fiscal year in which awarded, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year. The deferred cash compensation bears interest at Centex’s current blended borrowing cost, as determined quarterly by Centex’s treasurer. Such cost (on a weighted average basis) was 5.774% for fiscal 2006. Interest earned on deferred cash compensation for the named executive officers for fiscal year 2006 (including the amounts included in the Other Annual Compensation column and described in footnote 3 above) was as follows: Mr. Eller — $236,955; Mr. Echols — $119,322; Mr. Hannigan — $31,494; Mr. Stewart — $46,035; and Mr. Wheeler — $3,488. Payouts of vested amounts of deferred cash compensation will be made upon termination of the officer’s employment with Centex or pursuant to elections made by the officer at the time of grant or at limited times thereafter. Unvested amounts are subject to forfeiture upon termination of employment, except that all amounts immediately vest if employment terminates because of death, disability or vested retirement, and upon a change in control of Centex.

The amounts shown in this column for Mr. Stewart also include interest of $12,687 for fiscal 2006, $21,402 for fiscal 2005, and $21,980 for fiscal 2004, computed at the company’s blended borrowing cost, under a non-interest bearing loan to Mr. Stewart made when he joined Centex, which was paid in full on November 17, 2005, as described in more detail under “Certain Transactions” on page 37.

(10)	Mr. Eller also serves as president of Centex. He was elected chairman of the board and chief executive officer of Centex effective April 1, 2004. In fiscal years 2004 and 2003, he served as president and chief operating officer of Centex.

(11)	Mr. Hannigan was elected chairman of Centex Real Estate Corporation, the managing general partner of Centex Homes, a subsidiary of Centex on April 23, 2003. He became an executive officer of Centex in fiscal 2005. No fiscal 2004 compensation information is reported for Mr. Hannigan because he was not an executive officer of Centex in that year. Mr. Hannigan is currently the co-president and co-chief operating officer of Centex Homes and Centex Real Estate Corporation.

(12)	Mr. Stewart’s employment with Centex commenced May 15, 2000, and he became an executive officer in fiscal 2003.

(13)	Mr. Wheeler became an executive officer of Centex in fiscal 2005. No fiscal 2004 compensation information is reported for Mr. Wheeler because he was not an executive officer of Centex in that year. Mr. Wheeler is currently the vice president — organization development of Centex.

     The following table describes stock options granted to the named executive officers for fiscal year 2006.
Fiscal Year 2006 Option Grants

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
	Individual Option Grants (1)				Option Term
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
Name	Granted (#)	in Fiscal Year	($/Sh) (2)	Date	5% ($)	10% ($)
Timothy R. Eller	264,778	22.3	$54.50	5/11/13	5,874,629	13,690,346
Leldon E. Echols	—	—	$54.50	5/11/13	—	—
Andrew J. Hannigan	202,509	17.1	$54.50	5/11/13	4,493,067	10,470,728
Robert S. Stewart	37,275	3.1	$54.50	5/11/13	827,020	1,927,304
Jonathan R. Wheeler	36,852	3.1	$54.50	5/11/13	817,635	1,905,433
(1)	These options were granted under our 2001 Stock Plan effective as of May 11, 2006, but are included for fiscal year 2006 because the grants related to performance during that fiscal year. These options are also listed in the Summary Compensation Table under the column “Securities Underlying Options.” Accordingly, information regarding options granted effective May 12, 2005 relating to performance during fiscal year 2005 (which was disclosed in our 2005 proxy statement under “Option/SAR Grants in Last Fiscal Year”) is not included in this table, but is included in the Summary Compensation Table above for fiscal year 2005.

(2)	These options were granted at an exercise price of $54.50 per share, which was equal to the closing price of Centex common stock on the NYSE on May 11, 2006. The options become exercisable at the rate of 33-1/3% per year on each of March 31, 2007, March 31, 2008 and March 31, 2009, and also become exercisable upon a change in control of Centex, as defined in the 2001 Stock Plan.

     The following table shows information with respect to stock options exercised by the named executive officers in fiscal year 2006 and stock options held by them at March 31, 2006.
Fiscal Year 2006 Option Exercises and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at		at Fiscal Year-End ($) (1)
			Fiscal Year-End (#)
	Shares	Value
	Acquired on	Realized
Name	Exercise (#)	($)(2)	Exercisable	Unexercisable	Exercisable (3)	Unexercisable
Timothy R. Eller	—	—	2,433,060	218,160	101,870,230	1,900,174
Leldon E. Echols	—	—	684,090	80,850	26,786,001	745,208
Andrew J. Hannigan	213,096	12,310,711	1,197,066	218,805	43,709,332	2,008,592
Robert S. Stewart	—	—	275,968	43,120	10,207,413	397,444
Jonathan R. Wheeler	83,846	4,511,475	66,753	32,838	1,425,985	308,909
(1)	Represents the difference between the closing price of Centex common stock on the NYSE on March 31, 2006 ($61.99 per share) and the exercise price of the option, multiplied by the number of shares covered by the option, and includes, if applicable, a cash bonus payable in connection with the exercise of the option at the time of exercise as described in footnote 3 below.

(2)	Represents the difference between the closing price of Centex common stock on the NYSE on the date of exercise of the option and the exercise price of the option, multiplied by the number of shares acquired on exercise.

(3)	Amounts include the following cash payments to be made in connection with the exercise of certain of the stock options at the time of exercise: Mr. Eller — $1,639,227.
Equity Compensation Plans
     The following table sets forth information about our equity compensation plans, other than tax qualified plans, as of March 31, 2006.

(a)
	Number of				(c)
	securities				Number of securities
	to be issued		(b)		remaining available for
	upon exercise		Weighted-average		future issuance under
	of outstanding		exercise		equity compensation
	options,		price of outstanding		plans [excluding
	warrants		options, warrants		securities reflected in
Plan Category	and rights		and rights		column (a)]
Equity compensation plans approved by our stockholders (1) (2)	7,867,894	(3)	$26.7660		4,025,870	(3)
Equity compensation plans not approved by our stockholders (2) (4)	6,171,747	(5)	$19.9630	(5)	123,379	(5)

Total	14,039,641				4,149,249
(1)	These plans consist of our 2003 Equity Incentive Plan, 2001 Stock Plan and 1987 Stock Option Plan. The 2003 Equity Incentive Plan provides for the grant of stock options, stock awards, restricted stock, stock units, cash and performance awards. The 2001 Stock Plan and the 1987 Stock Option Plan provide for the grant of stock options and restricted stock. Our compensation committee administers these plans and has the authority to make grants thereunder.

(2)	All the plans provide for immediate vesting of outstanding grants and awards upon a change in control of Centex, as defined in the plans.

(3)	Of the amount shown in column (a), 2,005,075 shares relate to the 2001 Stock Plan, 3,082,198 shares relate to the 1987 Stock Option Plan and 2,780,621 shares relate to the 2003 Equity Incentive Plan. Of the amount shown in column (c), 3,357,278 shares remain available under the 2003 Equity Incentive Plan and 668,592 shares remain available under the 2001 Stock Plan. No shares remain available under the 1987 Stock Option Plan. Subsequent to March 31, 2006, awards were made of options, restricted stock and stock units covering an aggregate of 1,512,122 shares under these plans.

(4)	These plans consist of our 1998 Employee Non-Qualified Stock Option Plan and LTIP. The 1998 Employee Non-Qualified Stock Option Plan provides for the grant of stock options to employees of Centex and its affiliates, other than officers and directors of Centex. All options are granted with an exercise price equal to the fair market value of Centex common stock on the date of grant. The LTIP provides for the award of deferred stock units convertible into shares of Centex common stock at a payout date specified in the award. Generally, awards vest over a three-year period and are paid seven years after the date of award or, if earlier, on termination of employment. Our compensation committee administers these plans and has the authority to make grants and awards thereunder. The compensation committee is permitted to make an early payout of LTIP awards in its discretion.

(5)	Of the amount shown in column (a), 5,408,906 shares relate to the 1998 Employee Non-Qualified Stock Option Plan and 762,841 shares relate to the LTIP. Of the amount shown in column (c), no shares remain available under the 1998 Employee Non-Qualified Stock Option Plan and 123,379 shares remain available under the LTIP. The exercise price shown in column (b) relates only to options outstanding under the 1998 Employee Non-Qualified Stock Option Plan. Subsequent to March 31, 2006, no awards were made of options under these plans and awards of 105,216 stock units were made under the LTIP.
Performance Graph
     The following graph compares the yearly change in the cumulative total stockholder return on Centex common stock during the five fiscal years ended March 31, 2006 with the S&P 500 Index and the S&P Home Building Index.
     The comparison assumes $100 was invested on March 31, 2001 in Centex common stock and in each of the foregoing indices, and assumes reinvestment of dividends in the form of cash or property. This graph is not intended to forecast the future performance of our common stock and may not be indicative of such future performance.
     On January 30, 2004, Centex spun-off shares of common stock and Class B common stock of Eagle Materials Inc. f/k/a Centex Construction Products, Inc., which we refer to as Construction Products, to its stockholders. For each share of Centex common stock owned, stockholders received 0.044322 shares of Construction Products common stock and 0.149019 shares of Construction Products Class B common stock. On June 30, 2003, Centex spun-off its stock in Cavco Industries, Inc. to its stockholders. For each share of Centex common stock owned, stockholders received 0.05 shares of Cavco. On the respective distribution dates, this number of shares had a public market value of approximately $4.32, $8.13 and $.97, respectively. For purposes of the graph on the following page, it is assumed that each share of Construction Products and Cavco received in the distribution was immediately sold for its market value and the proceeds reinvested in additional shares of Centex common stock. The value of Centex common stock at March 31, 2006 therefore includes the value of the spin-off shares but not the separate performance of those securities since the respective dates of the spin-offs.

Comparative Five Year Cumulative Total Stockholder Return

Centex Corporation

	2001	2002	2003	2004	2005	2006

Centex Corporation	$100	$125	$131	$279	$296	$321

S & P 500 Index	$100	$100	$75	$102	$109	$121

S & P HB Index	$100	$125	$132	$281	$353	$388

The total return assumes $100 invested on March 31, 2001 in Centex common stock, the S&P 500 Index, and the S & P Home Building Index. Total Return also assumes reinvestment of dividends.

CERTAIN TRANSACTIONS

     In fiscal 2005, Timothy R. Eller, our chairman of the board and chief executive officer, purchased a home in Montefaro, a luxury community in La Jolla, California, from Centex Homes. The purchase price was $2,309,859. As determined by the audit committee, this purchase transaction was made in the ordinary course of business, was made on substantially the same terms, including purchase price, as those prevailing at the time for comparable transactions with other persons not affiliated with Centex, and did not present any unfavorable terms to Centex Homes.
     Centex loaned $350,000 to Robert S. Stewart, our senior vice president — strategy and corporate development, when he joined Centex in May 2000 and relocated to Dallas. Mr. Stewart used the proceeds of the loan to purchase his Dallas residence. The loan, which was unsecured, did not bear interest and was repaid in full on November 15, 2005. The carrying cost to Centex is deemed to be its blended borrowing cost, which was 5.774% for fiscal 2006.
     In August 2003, when Jonathan R. Wheeler was an officer of Centex Homes, Mr. Wheeler obtained a construction loan from CTX Mortgage Company, LLC to finance the purchase and construction of a vacation residence. Mr. Wheeler became an executive officer of Centex during fiscal 2005. At March 31, 2005, the balance of the loan was $1,113,411. During fiscal 2005, the weighted average interest on the loan was 4.7%. In April 2005, Mr. Wheeler reduced the balance of the loan to $750,000 and, pursuant to a right granted at the inception of the loan, elected to change the interest rate to 5.25%, which adjusts each five years. CTX Mortgage sold the loan to a third party in July 2005. The loan was made in the ordinary course of business, was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with Centex, and did not involve more than the normal risk of collectability or present other unfavorable terms.
     In fiscal 2005, Mr. Wheeler purchased a lot in The Hollows, a luxury community in Jonestown, Texas, on Lake Travis, from Centex
Homes. The purchase price paid was $375,000. This purchase transaction was made in the ordinary course of business, was made on substantially the same terms, including purchase price, as those prevailing at the time for comparable transactions with other persons not affiliated with Centex, and did not present any unfavorable terms to Centex Homes.
AUDIT COMMITTEE REPORT
To the Board of Directors of Centex Corporation:
     The Audit Committee reviews the financial reporting process at Centex on behalf of the Board of Directors. Management is primarily responsible for the financial statements and the reporting process, including the system of internal controls.
     In this context, the Committee met and held discussions with management and the independent registered public accounting firm, Ernst & Young LLP, or Ernst & Young, regarding the fair and complete presentation of the company’s results and the assessment of the company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by Centex in its financial statements, as well as alternative treatments. Management represented to the Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee also reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     The Committee also reviewed and discussed with Ernst & Young its independence from the company and its management. As part of that review, the Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and by all relevant professional and regulatory standards relating to Ernst &

Young’s independence from Centex. The Committee has concluded that Ernst & Young is independent from the company and its management.
     The Committee reviewed and discussed the company’s policies about risk assessment and risk management.
     The Committee discussed with both Ernst & Young and the company’s Vice President of Internal Audit the overall scope and plans for their respective audits. The Committee meets with the Vice President of Internal Audit and Ernst & Young, with and without management present, to discuss the results of their examinations, the evaluations of internal controls at Centex, and the overall quality of financial reporting at Centex.
     In reliance on the reviews and discussions contained in this Report, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2006, for filing with the Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, subject to stockholder ratification, the selection of Ernst & Young as the company’s independent registered public accounting firm for fiscal year 2007.
The Audit Committee:
Thomas J. Falk (Chair)
Clint W. Murchison, III
Frederic M. Poses
     The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Audit Committee Report by reference therein.

APPOINTMENT OF INDEPENDENT AUDITORS
Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

     Ernst & Young LLP acted as our independent auditors to audit our books and records for fiscal year 2006, and the audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007, subject to ratification by Centex stockholders.
     Our corporate governance guidelines provide that our stockholders will have the opportunity to ratify the appointment of our independent auditors. The guidelines provide for this opportunity because we believe ratification of the appointment is good corporate practice and because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Centex and our stockholders.
     Representatives of Ernst & Young LLP are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.
Recommendation of the Board
     Our board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.
Audit Fees
     The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent auditors. Ernst & Young LLP reports directly to the audit committee. The audit committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP after

May 6, 2003. Under these policies, the committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Services that do not come under this authority must be pre-approved separately by the committee or, for services that do not exceed $200,000, by a member of the committee. Any such member must report the pre-approval at the next audit committee meeting. In determining whether or not to pre-approve services, the audit committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young LLP. The audit committee pre-approved 100% of the services provided by Ernst & Young LLP during the 2006 fiscal year.
     The following table presents the aggregate fees billed for professional services by Ernst & Young LLP in the last two fiscal years:

	Fiscal 2006	Fiscal 2005
Type of Fees	(in thousands)	(in thousands)
Audit Fees	$3,934	$4,126
Audit-Related Fees	199	130
Tax Fees	3	—
All Other Fees	—	—

Total	$4,136	$4,256
     As used in the table:
•	“Audit Fees” are fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements included in our Form 10-K report and the review of our financial statements included in our Form 10-Q reports or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

•	“Audit-Related Fees” are fees for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the financial statements, including audits of employee benefit plans, accounting consultations, procedures performed related to securitizations and services provided in connection with the disposition of certain operations.

•	“Tax Fees” means fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

•	“All Other Fees” includes all other fees for products and services provided by Ernst & Young LLP.

STOCKHOLDER PROPOSALS
Proposal No. 3 — Stockholder Proposal Concerning Energy Efficiency

     Centex has received a stockholder proposal from The Nathan Cummings Foundation, located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. The proponent has requested that Centex include the following proposal in its proxy statement for the 2006 annual meeting of stockholders and, if properly presented, this proposal will be voted on at the annual meeting. The proponent has informed us that it beneficially owns 5,900 shares of our common stock.
     The board of directors opposes the stockholder proposal for the reasons set forth below the proposal. Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.
Stockholder Proposal
     As required by the Securities and Exchange Commission, we have set forth the proposal below. We refer to the proposal as the Energy Efficiency Proposal.
     “Whereas: Rising energy costs and concerns about energy security, climate change and the burning of fossil fuels are focusing increasing amounts of attention on energy efficiency. The G8 recently agreed to a wide-ranging “Action Plan” to promote energy efficiency and in the US, over 40 bills dealing with energy efficiency were introduced to Congress in the first six months of 2005 alone. Domestic regulations addressing the matter continue to gain momentum. Many of these regulations address the energy efficiency of America’s buildings.
     According to estimates by the Environmental Protection Agency, residential and commercial buildings account for approximately 40 percent of the energy and 70 percent of the electricity consumed in the United States each year. In April, a report by the Energy Information Administration found that of the recommendations made by the National Commission on Energy Policy, those regarding new building and appliance efficiency standards were among the recommendations with the largest potential impacts on energy production, consumption, prices and fuel imports.
     At the federal level, attempts to increase the overall energy efficiency of America’s homes include the new energy bill, which includes tax credits for making energy efficiency improvements in new and existing homes. At the local level, at least 46 state, county and city governments have adopted policies requiring or encouraging the use of the US Green Building Council’s Leadership in Energy and Environmental Design (LEED) program, which places a heavy emphasis on energy efficiency among other things.
     Industry associations are also promoting the benefits of green building. The National Association of Home Builders (NAHB) has called green building a ‘quiet revolution’ and in an effort to help mainstream builders meet the needs of the growing green market, recently released its own green home building guidelines. According to a recent article about energy efficient buildings in the San Francisco Chronicle, “The marketing frenzy swirling around the word ‘green’ resembles a new gold rush.”
     While energy efficient green building may currently appear to be a niche market, broader market and regulatory trends indicate that energy efficient green building considerations are becoming increasingly important to mainstream builders. According to John Loyer, a specialist with the NAHB, “[I]t’s getting an enormous amount of attention. It’s quickly becoming a question for our high-producing guys of ‘why aren’t you green?’”
     As concerns about rising energy prices, climate change and energy security continue to increase, the focus on energy efficiency will only intensify. It is vital that our company be well positioned to compete going forward. Taking action to improve energy efficiency can result in financial and competitive advantages to the company. Ignoring this quickly growing trend could result in our company being an industry laggard and expose it to the potential for competitive, reputational and regulatory risk.

     Resolved: The shareholders request that the company assess its response to rising regulatory, competitive, and public pressure to increase energy efficiency and report to shareholders (at reasonable cost and omitting proprietary information) by December 1, 2006.”
Management’s Response to the Proposal
     The Energy Efficiency Proposal addresses energy efficient home building. Through subsidiaries we are a maker of homes and buildings for others. The homes and buildings that we make consume energy, of course, and energy efficiency is a familiar concept to us.
     Most states and localities have created rules or incentives for building more energy-efficient homes and other buildings. We comply with the rules and often we take advantage of the incentives to distinguish our products from those of our competitors. In some places our customers are willing to pay for buildings and homes that are more efficient than the government requires, and our offerings reflect this.
     At the federal level, the 2005 Energy Policy Act provides a $2,000 per home tax credit to residential homebuilders for new homes built to certain energy efficiency standards. The standards require that the new home be at least 50% more energy efficient than a comparable home constructed in accordance with the standards of the 2003 International Energy Conservation Code. We are studying the requirements of the Act to determine how we can qualify for the tax credit. We will evaluate the cost of compliance with the Act’s requirements, the market opportunities available for new homes that meet the requirements and the potential amount of the tax credit, among other factors, in determining to what extent we will pursue the tax credit offered by the Act.
     We applaud the Environmental Protection Agency’s voluntary Energy Star® program, which establishes standards to produce more energy efficient homes and buildings. Although not all of our newly-constructed homes qualify as Energy Star homes, we do build many Energy Star homes and, in some areas, we build homes that exceed Energy Star requirements. We are confident that the number of Centex homes that meet or exceed
Energy Star requirements will continue to grow.
     We offer in some locations in California higher energy efficiency options through our PowerSave™ house (which includes energy efficient features such as R-49 attic insulation, enhanced duct insulation, and high efficiency tankless water heaters, among others) and our PowerSave Plus™ house (which includes all of the PowerSave features and a fully integrated photovoltaic solar electric system, sized to meet 50% to 75% of the home’s electrical needs). The development of our PowerSave and PowerSave Plus houses arose out of our participation in the United States Department of Energy’s “Building America” and “Zero Energy Home” programs. With support from these programs and in cooperation with the Davis Energy Group, Centex opened in 2001 its 21st Century Performance Home in Livermore, California. This home used many energy saving features in an effort to achieve an annual electric bill of zero dollars. (You can see energy efficiency performance data for this home by visiting fsec.ucf.edu/bldg/active/zeh/livermore/data.htm.)
     We also participate in Built Green®, a voluntary environmental building program of the Master Builders Association of King and Snohomish Counties in the State of Washington, designed to help homebuyers find homes that offer opportunities to protect the environment. The program requires a builder to follow a specific set of environmentally friendly construction criteria to qualify a home it builds as Built Green® Certified. The Master Builders Association of King and Snohomish Counties awarded the Seattle division of Centex Homes the 2005 “Green Hammer” award in the large production homebuilder category in recognition of the number of Built Green® Certified homes built by the division in 2005.
     We believe we are proactive in identifying and satisfying customer demand for energy efficient homes and buildings. Our web site, www.centex.com, provides additional information for our customers who are interested in energy efficiency.
     We agree with the proponent that it is vital that the company be well positioned to compete in all of its markets, including in the area of energy efficiency. We believe our business practices described above recognize the energy efficiency concerns raised in the Energy Efficiency Proposal and demonstrate that we are well positioned to respond to demand for energy efficient homes arising from these concerns.
     For these reasons we believe that the company is taking appropriate steps, consistent with customer preferences and stockholder interests, to advance the cause of energy efficiency. Therefore, we believe that the additional assessment requested by the Energy Efficiency Proposal is not necessary.
Recommendation of the Board
Our board unanimously recommends that you vote AGAINST the Energy Efficiency Proposal.

Proposal No. 4 — Stockholder Proposal Concerning Majority Voting

     Centex has received a stockholder proposal from the International Brotherhood of Electrical Workers Pension Benefit Fund, located at 900 Seventh Street NW, Washington, DC 20001. The proponent has requested that Centex include the following proposal in its proxy statement for the 2006 annual meeting of stockholders and, if properly presented, this proposal will be voted on at the annual meeting. The proponent has informed us that it beneficially owns 2,944 shares of our common stock.
     The board of directors opposes the stockholder proposal for the reasons set forth below the proposal. Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.
Stockholder Proposal
     As required by the Securities and Exchange Commission, we have set forth the proposal below. We refer to the proposal as the Majority Voting Proposal.
     “RESOLVED: That the shareholders of Centex Corp. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement
     Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the
Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
     We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
     The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon and others. Leading proxy advisory firms recommended voting in favor of the proposal.
     Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
     Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
     We urge your support for this important director election reform.”
Management’s Response
     The Centex board of directors is committed to strong corporate governance. It is sensitive to the concerns underlying the shareholder’s proposal and, in that spirit, gave it careful consideration.
     After doing so, the board concluded that it is not now in the best interests of Centex or its shareholders to amend the company’s articles of organization or by-laws to provide for majority voting in the election of directors. Implementing a majority vote standard as proposed would fall short of its intended objective. Rather than provide a “superior solution,” the board believes it would result in ambiguity and uncertainty in director elections.
     The board believes that the proposal fails to adequately address the following situations:
     Failed elections. Under Nevada law, directors hold office until their successors are duly elected and qualified. If a director nominee does not receive the requisite vote under a majority vote standard, the incumbent director running unopposed for election would nonetheless remain in office. This would result in the director “holding over” and continuing to serve on the board. If the nominee in that same election was not the incumbent, the outcome would be the same — the incumbent would remain in office (unless he or she resigned), even though he or she had not sought re-election.
     Contested elections. In a contested election, there could be a failed election simply because the votes were spread among so many nominees that no nominee received a majority of votes cast. In a failed contested election, an incumbent, holdover director would remain in office, notwithstanding the voting results and irrespective of whether the incumbent was the nominee for re-election or was the nominee who received the most votes.
     Vacancies. In a failed election to fill a vacancy or new board seat, in which a candidate does not receive the requisite vote, Nevada law and the company’s by-laws state that the remaining directors will fill the vacancy. The application of a majority vote standard in either situation would still, therefore, require the board to decide how to fill the vacancy.
     The board believes that law and practice in this area are evolving. A majority voting standard is currently being considered and evaluated by governmental authorities, scholars, corporations and investors in an effort to determine whether adoption of the standard for U.S. public companies is a worthy and workable goal. The board believes it would be premature to introduce an alternative voting system until the issues associated with failed elections and the application of a majority vote standard have been further clarified.
     Most importantly, the board was actively considering recent developments in the director election arena when it received the shareholder’s proposal. After thorough deliberation, the board determined that it would be better to address the concerns underlying the proposal by amending the company’s Corporate Governance Guidelines to adopt a director resignation policy. Under that policy:
     When there is an uncontested election for the board and a nominee receives a greater number of “withheld” votes than are cast “for” his or her election, that director must tender his or her resignation to the chairman of the board within 10 days following certification of the stockholder vote.
     If a director must resign in accordance with this policy, the corporate governance and nominating committee will promptly consider the resignation submitted by a director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the committee will recommend to the board whether to accept the tendered resignation or reject it.
     In considering whether to accept or reject the tendered resignation, the committee will consider all factors deemed relevant by the members of the committee including, without limitation, the reasons why shareholders

“withheld” votes for election from such director, to the extent they can be determined, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the company’s Corporate Governance Guidelines.
     The board will act on the committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the committee’s recommendation, the board will take into account the factors considered by the committee and such additional information and factors the board believes to be relevant.
     Following the board’s decision on the committee’s recommendation, the company will promptly publicly disclose the board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the SEC.
     This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the company. The policy appears in its entirety on the company’s web site (http://ir.centex.com/governance.cfm) and is also included in Annex 1 to this proxy statement.
     The board respectfully disagrees with the shareholder’s assertion that “director resignation” governance guidelines of this type are inadequate. Moreover, the board also believes that prior voting history in director elections at Centex is an important consideration. To our knowledge, our directors have always been elected by an overwhelming majority. In fact, our directors have, on average, received the affirmative vote of approximately 97.8% of the shares voted through the plurality process over the past five years. No one director has received less than 89.8% of the vote during that same period of time. With this strong voting history, and a “director resignation” policy, the board sees no need to embrace majority voting at this time.
Recommendation of the Board
     Our board unanimously recommends that you vote AGAINST the Majority Voting Proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file with the SEC.
     Based solely on our review of the copies of such reports received by us with respect to fiscal year 2006 or written representations from certain reporting persons, we believe that our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, have complied with all filing requirements of Section 16(a) for fiscal year 2006 applicable to such persons.
Stockholder Proposals
     Our 2007 annual meeting of stockholders is currently scheduled to be held on July 12, 2007. In order to be considered for inclusion in our proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of Centex’s secretary, not later than February 13, 2007.
     For any proposal that is not submitted for inclusion in our proxy material for the 2007 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits our management to exercise discretionary voting authority under proxies it solicits unless we are notified about the proposal on or before April 13, 2007 and the stockholder submitting the proposal satisfies the other requirements of Rule 14a-4(c). Our by-laws also provide that, to be considered at the 2007 annual meeting, a stockholder proposal to nominate a person for election as a director or on any other matter must be submitted in writing and received by Centex’s secretary at our executive offices no later than April 13, 2007, and must contain the information specified by and otherwise comply with our by-laws. Any stockholder wishing to receive a copy of our by-laws should direct a written request to Centex’s secretary at our principal executive offices.
Electronic Delivery of Future Annual Reports and Proxy Statements
     If you wish to receive future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option of electing electronic delivery while voting. If you elect electronic delivery, we will discontinue mailing proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.
Form 10-K
     Stockholders entitled to vote at the annual meeting may obtain a copy our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, including the financial statements, required to be filed with the SEC, without charge, upon written or oral request to Centex Corporation, Attention: James R. Peacock III, Secretary, 2728 N. Harwood, Dallas, Texas 75201, telephone (214) 981-5000. This year our Annual Report on Form 10-K (excluding exhibits) is a part of our 2006 Annual Report to Stockholders, which is being sent with this proxy statement.
Centex Web Site
     In this proxy statement, we state that certain information and documents are available on the Centex web site. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our web site are not incorporated in and should not otherwise be considered part of this proxy statement.
By Order of the Board of Directors
James R. Peacock III
Vice President, Deputy General Counsel
and Secretary
Dallas, Texas
June 12, 2006

Annex 1
Corporate Governance Guidelines
The Board of Directors of Centex Corporation has adopted the following guidelines to reflect the principles and practices that the Board will follow in carrying out its responsibilities.
1.       Structure of Board
          The Corporation’s charter and by-laws each provide that the size of the Board shall be no fewer than three and no more than thirteen. Within these limits prescribed by the charter and by-laws, the Board may determine the size of the Board from time to time, and the Corporate Governance and Nominating Committee may recommend changes in the size of the Board, which may vary to accommodate the availability of suitable candidates.
          The Board will have at all times an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation and Management Development Committee. The Board may from time to time establish additional committees as it deems appropriate. Each committee will have its own charter setting forth the purposes, goals and responsibilities of the committee as well as qualifications for committee membership.
2.       Director Selection and Qualifications
          The Board, acting on recommendation of the Corporate Governance and Nominating Committee, will nominate a slate of director candidates for election at each annual meeting of stockholders and will elect directors to fill vacancies between annual meetings.
          To discharge its duties in determining whether the need for a new director (or directors) exists, and then identifying and evaluating directors for selection to the Board and its committees, the Corporate Governance and Nominating Committee of the Board shall evaluate the overall composition of the Board as well as the qualifications of each candidate. The Committee will (i) assess whether the need for an additional director (or directors) exists; (ii) identify the current and future needs of the Board to ensure that through the addition of a new director or directors maximum value is delivered to the Corporation and its stockholders; and (iii) prepare a goal profile to identify the particular skill set and desired attributes of preferred director candidates.
          When evaluating candidates for board vacancies, the Committee will consider the following guidelines, regardless of whether the candidate was identified by the Committee or its consultant, or was submitted to the Corporation by a stockholder:
          (a) General. Decisions for nominating candidates shall be based on the business and corporate governance needs of Centex. If the need for a director exists, then candidates will be evaluated on the basis of merit, qualifications, performance and competency.
          (b) Board Composition. The composition of the entire Board shall be taken into account when evaluating individual directors, including the diversity of experience and background represented by the Board; the need for financial, business, academic, public or other expertise on the Board and its committees; and the desire for directors working cooperatively to represent the best interests of Centex, its stockholders and employees, and not any particular constituency.
          (c) Age. No person may stand for election as a director if he or she is 70 years of age or older.
          (d) Independence. A majority of the entire Board shall be composed of independent directors. Annually, the Board shall determine each outside director’s independence under the New York Stock Exchange corporate governance rules, Securities and Exchange Commission rules and regulations, other applicable laws, rules and regulations regarding director independence, and the Corporation’s standards for director independence as described in these guidelines. The Audit, the Compensation

i

and Management Development, and the Corporate Governance and Nominating Committees shall all be composed entirely of independent directors. Independence for these purposes shall mean the independence requirements set forth in the Securities Exchange Act of 1934, as amended, the rules adopted by the Securities and Exchange Commission thereunder, the corporate governance and other listing standards of the New York Stock Exchange as in effect from time to time, and the Corporation’s standards for director independence as described in these guidelines.
          (e) Character and Integrity. Centex seeks directors with the highest personal and professional character and integrity who have outstanding records of accomplishment in diverse fields of endeavor and who have obtained leadership positions in their chosen business or profession. These persons should have demonstrated exceptional ability and judgment and have substantial experience of relevance to the Corporation.
          (f) Availability. Candidates should be willing and able to devote the time necessary to discharge their duties as a director and should have the desire to represent and evaluate the interests of Centex as a whole. Although there is no fixed limit on the number of other boards on which a director may serve, board memberships are considered along with other time commitments a prospective director may have and the effect this may have on his or her ability to serve effectively on the Centex Board of Directors. These factors will also be considered at the time of the annual performance evaluation of the Board and Committees referred to below.
          (g) Conflicts. Candidates must be free of conflicts of interest that would interfere with their ability to discharge their duties as a director, or would violate any applicable law or regulation.
          (h) Other. Candidates must also meet any other criteria as determined by the Committee, which may differ from time to time.
3.       Director Independence
          A director is independent if the director meets each of the following standards and otherwise has no material relationship with the Corporation, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with the Corporation. For purposes of these standards, “the Corporation” means Centex Corporation and its consolidated subsidiaries, collectively.
          (a) the director is not, and in the past three years has not been, an employee of the Corporation;
          (b) an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of the Corporation;
          (c) (i) neither the director nor a member of the director’s immediate family is a current partner of the Corporation’s outside auditing firm; (ii) the director is not a current employee of the Corporation’s outside auditing firm; (iii) no member of the director’s immediate family is a current employee of the Corporation’s outside auditing firm participating in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; and (iv) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of the Corporation’s outside auditing firm and personally worked on the Corporation’s audit within that time;
          (d) neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of the Corporation served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

          (e) neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation payments from the Corporation in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Corporation, and pension or other forms of deferred compensation for prior service;
          (f) the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Corporation, or during any of the last three fiscal years has made payments to or received payments from the Corporation, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;
          (g) the director is not an executive officer of a non-profit organization to which the Corporation makes or in the past three fiscal years has made, payments (including contributions) that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;
          (h) the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which the Corporation was indebted at the end of the Corporation’s last full fiscal year in an aggregate amount in excess of 2% of the Corporation’s total consolidated assets at the end of such fiscal year;
          (i) the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that the Corporation has retained during the last fiscal year or proposes to retain during the current fiscal year; or
          (j) the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for the Corporation, other than as a participating underwriter in a syndicate, during the last fiscal year or that the Corporation proposes to have perform services during the current fiscal year.
          The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (g) through (j) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in the Corporation’s annual proxy statement.
          In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Corporation; or (2) is “an affiliated person” of Centex Corporation or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.
          An “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares that person’s home.

4.       Stockholder Nominations
          The Corporate Governance and Nominating Committee does not solicit director nominations. If it is actively considering adding a new director, or preparing to recommend a slate of existing directors for re-election to the Board, it will consider recommendations sent by stockholders to the Secretary of the Corporation that set forth:
          (a) the name and address of the stockholder who intends to make the nomination and of the person to be nominated;
          (b) a representation that the stockholder is a record holder of Centex stock entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to nominate the person specified in the letter;
          (c) a description of all arrangements or understandings between the stockholder and the nominee and other persons(s) (naming such person(s)) pursuant to which the nomination is to be made by such stockholder;
          (d) such other information regarding the nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board; and
          (e) the consent of the nominee to serve as a director of the Corporation if so elected.
5.       Director Resignation
          Each director must agree to tender a resignation from the Board if the following should occur.
          In a change in circumstances. Each director must agree that he or she will tender a resignation from the Board in the event of a material change in his or her personal circumstances, including a change in principal job responsibilities (other than a promotion with the director’s current employer). The decision whether to accept the resignation would be made by the Board, with a recommendation from the Corporate Governance and Nominating Committee.
          In the election of directors. In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation to the Chairman of the Board not later than ten (10) days following certification of the stockholder vote.
          The Corporate Governance and Nominating Committee (the “Committee”) will promptly consider the resignation submitted by a Director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Corporation, and the Corporation’s Corporate Governance Guidelines.
          The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Committee’s recommendation, the Corporation will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.
          To the extent that one or more Directors’ resignations are accepted by the Board, the Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
          Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.
          This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Corporation.
6.     Director Responsibilities
          The business of Centex Corporation is managed under the direction of the Board. Among the Board’s major responsibilities are:
•	Selection, compensation and evaluation of the Chief Executive Officer and oversight of succession planning.

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics.

•	Oversight of Centex’s strategic planning.

•	Approval of all material transactions and financings.

•	Understanding Centex’s financial statements and other disclosures and evaluating and changing where necessary the process for producing accurate and complete reporting.

•	Using its experience to advise management on major issues facing Centex.

•	Evaluating the performance of the Board and its committees and making appropriate changes where necessary.
          Directors are expected to maintain a good attendance record, and familiarize themselves with the materials distributed prior to each Board or committee meeting. Absent special circumstances, such materials are provided at least three business days before the meeting, and further in advance for material transactions. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of information received in connection with his or her service as a director. The directors are expected to make every effort to attend each annual meeting of stockholders.
          Non-employee directors meet immediately after all Board meetings without management present, and the independent directors meet at least once annually. The Corporation has appointed a

v

lead independent director to preside at such meetings. The lead director has been given the following additional responsibilities:
•	make recommendations to the Board regarding the structure of Board meetings

•	recommend matters for consideration by the Board

•	determine appropriate materials to be provided to the directors

•	serve as an independent point of contact for stockholders wishing to communicate with the Board other than through the Chairman

•	assign tasks to the appropriate committees

•	with the approval of the Corporate Governance and Nominating Committee, oversee the annual evaluation of the Board and its Committees.
          In addition, the lead director establishes, in collaboration with the Chief Executive Officer, agenda items to be discussed at each Board meeting. Each Board member is free to suggest items for inclusion on the agenda at any time. Agendas for the meetings of committees of the Board are cleared by the chair of the committee, and committee members may place items on the agenda.
7.       Director Access to Management and Independent Advisors
          All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board. The Board and its Committees are empowered to hire at Corporation expense their own financial, legal and other experts to assist them in addressing matters of importance to the Corporation. The Compensation Committee works directly with an executive compensation consultant.
8.       Non-Employee Director Compensation
          The amount and type of compensation for the Corporation’s non-employee directors is recommended by the Corporate Governance and Nominating Committee, which conducts an annual review of director compensation and develops its recommendation working with outside compensation specialists, and approved by the Board. For the board year beginning at the 2005 annual meeting, each non-employee director of the Corporation will receive annual compensation in the form of cash, stock options and restricted stock. Such annual compensation is valued at $300,000.00, of which one-third will be in cash, one-third will be in the form of an option to purchase shares of common stock of the Corporation, and one-third will be shares of restricted stock. Each non-employee Committee Chair (other than the Audit Committee Chair) receives additional compensation of $15,000 per year. The Audit Committee Chair and the lead director each receive an additional $25,000 per year.
9.       Director Orientation and Continuing Education
          Directors are provided extensive material regarding Centex upon their initial election to the Board, including a binder containing information regarding Centex and its policies and various administrative and legal matters. Other orientation procedures include meetings with senior executives of the Corporation and its major business units. Board meetings are occasionally held outside the corporate office to permit the directors to visit operating locations of the Centex companies. Centex supports any individual director’s continuing education needs, as long as the associated financial commitment is reasonable.

10.     Evaluation of the Board and its Committees
          The Corporate Governance and Nominating Committee has established an annual evaluation of the effectiveness of the Board and each Committee, and oversees the composition, organization (including its Committee structure, membership and leadership) and practices of the Board. An individual director assessment is performed before a director is re-nominated for election to the Board.
11.     Management Compensation, Evaluation and Succession
          The Board provides annual goals for the Chief Executive Officer. The Compensation and Management Development Committee approves those goals and evaluates the CEO’s performance, including his or her success in achieving these goals, in setting compensation.
          The Board recognizes that the selection of key leadership and the oversight of succession planning are among the most important duties of the Board. The Board reviews management succession planning annually.
12.     Stock Ownership Guidelines
          For directors. The Board has established guidelines suggesting the non-employee directors of the Board of the Corporation achieve and maintain ownership of a minimum amount of the Corporation’s Common Stock. These guidelines are five times the cash component of director compensation for the board year beginning at the 2005 annual meeting, which would equate to holdings valued at $500,000.
          For executive officers. The Board has established guidelines suggesting that all executive officers of the Corporation that report to the Chief Executive Officer achieve and maintain ownership of a minimum amount of the Corporation’s Common Stock. These guidelines are based on a multiple of base salary as described below:

Title of Executive Officer	Multiple
Chief Executive Officer	5x
Chief Executive Officer — Centex Homes	4x
Chief Operating Officer	4x
Chief Financial Officer	3x
Chief Operating Officer — Centex Homes	3x
Executive Vice President	2x
Senior Vice President	1.5x

          Directors and officers have five years to meet these guidelines once they become subject to the guidelines.
          For purposes of these guidelines, stock is deemed “owned” for both directors and officers in the case of (a) shares owned outright, (b) beneficially-owned shares; and (c) vested stock or stock equivalents, such as restricted stock or stock units. Stock options, whether vested or not, do not count as stock “owned.” Restricted stock granted to directors is also deemed “owned,” whether or not any applicable restrictions have lapsed.
13.     Evaluation of Corporate Governance Guidelines
          Annually, the Corporate Governance and Nominating Committee reviews these Guidelines and recommends changes to the Board if appropriate.

14.     Stockholder Ratification of Independent Auditors
          At the Annual Meeting each year, the holders of the Corporation’s Common Stock will be given the opportunity to vote on whether to ratify the selection of independent auditors for the following fiscal year.
15.     Stockholder Proposals
          If a stockholder proposal that was not supported by the Board receives a majority of the votes cast at a meeting at which a quorum is present, the Board will reconsider the proposal.
16.     Stockholder Communications with the Board
          Any Centex stockholder may communicate with any member of the Centex Board of Directors by sending any such communication to Centex Corporation, Post Office Box 199000, Dallas, Texas 75219-9000 to the attention of the director or directors of the stockholder’s choice (e.g., “Attention: Lead Director” or “Attention: All Independent Directors,” etc.). Centex relays all such communications addressed in this manner as appropriate. Any communications addressed to the attention of “The Board of Directors” will be forwarded to the Lead Director for review and further handling as appropriate.
17.     Term Limits
          The Board of Directors has determined that it is in the best interests of the Corporation to limit director service to a period of twenty (20) years. Clint W. Murchison, III was grandfathered and exempted from this term limit adopted in 2004 in light of his significant tenure as a director.
As amended
through May 11, 2006

CENTEX CORPORATION	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the election of all the nominees in Item 1 and FOR Item 2.
1.	Election of directors listed below to serve until the Annual Meeting of Stockholders in 2009.

	FOR all nominees listed	WITHHOLD AUTHORITY
Nominess:	below (except as	to vote for all nominees
01 Ursula O. Fairbairn,	marked to the contrary).	listed below.
02 Thomas J. Falk,	☐	☐
03 Matthew K. Rose,
04 Thomas M. Schoewe.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of independent registered public accounting firm for fiscal year 2007.	☐	☐	☐
THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

The Board of Directors recommends that you vote AGAINST Items 3 and 4.

		FOR	AGAINST	ABSTAIN
3.	Stockholder proposal regarding energy efficiency.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Stockholder proposal regarding majority voting.	☐	☐	☐
5.	In their discretion, on such other business as may properly be brought before the meeting or any adjournment thereof.
Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AGAINST ITEMS 3 AND 4, and in the discretion of the named proxies, upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. By executing this proxy, the undersigned hereby revokes prior proxies relating to the meeting. Please sign exactly as name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title to such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ctx		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy. Have your proxy card in hand	OR	Use any touch-tone telephone to vote your proxy. Have your proxy	OR	your proxy card and return it in the
when you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at http://ir.centex.com

CENTEX CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders - July 13, 2006

The undersigned hereby appoints Timothy R. Eller and Frederic M. Poses (acting jointly or, if only one be present, by that one alone), and each of them, proxies, with full power of substitution to each, to vote, as specified on the reverse side, at the Annual Meeting of Stockholders of Centex Corporation (“Centex”) to be held July 13, 2006, or any adjournment or postponement thereof, all shares of common stock of Centex registered in the name of the undersigned at the close of business on May 25, 2006.

If the undersigned has voting rights with respect to shares of Centex common stock under a Centex or an Eagle Materials Inc. profit sharing and retirement plan (the “Plan”), then the undersigned hereby directs the trustee of the Plan to vote the shares allocated to the undersigned’s account under the Plan on all matters coming before the Annual Meeting, and at any adjournments or postponements thereof, in accordance with the instructions given herein (or if no instructions are given, as described in the following paragraph).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 5.

By execution of this proxy, you hereby acknowledge receipt herewith of the Notice of Annual Meeting and Proxy Statement for the July 13, 2006 Annual Meeting.

READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
This proxy is being solicited by the Board of Directors of Centex Corporation. To ensure representation of your shares at Centex’s Annual Meeting of Stockholders, you must vote and submit the proxy by telephone, over the Internet or by marking and returning the proxy card in the enclosed envelope.
PLEASE TEAR OFF AND DISCARD THIS STUB.